QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DOLLAR GENERAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.50 per share ("Common Stock") of Dollar General Corporation
(2)
Aggregate number of securities to which transaction applies:
314,148,153 shares of Common Stock, 18,097,138 options to purchase shares of Common Stock; restricted stock units with respect to 1,430,124 shares of Common Stock; and deferred equity units with respect to 133,136 shares of Common Stock.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The maximum aggregate value was determined based upon the sum of (A) 314,148,153 shares of Common Stock multiplied by $22.00 per share; (B) options to purchase 18,097,138 shares of Common Stock with exercise prices less than $22.00 multiplied by $3.49 (which is the difference between $22.00 and the weighted average exercise price of $18.51 per share); (C) restricted stock units with respect to 1,430,124 shares of Common Stock multiplied by $22.00 per share; and (D) deferred equity units with respect to 133,136 shares of Common Stock multiplied by $22.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $7,008,810,097.62
	(5)	Total fee paid: $216,000
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

100 Mission Ridge
Goodlettsville, Tennessee 37072

            , 2007

Dear Fellow Shareholder:

        You are cordially invited to attend a special meeting of Dollar General Corporation shareholders to be held on [    ], 2007, starting at [    ] a.m., local time, at [    ].

        At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement under which Dollar General would be acquired by Buck Holdings, L.P., an entity controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., a private equity firm. We entered into this merger agreement on March 11, 2007. If the merger agreement is approved by our shareholders and the merger is completed, as a shareholder you will be entitled to receive $22.00 in cash, without interest and less any applicable withholding tax, for each share of Dollar General common stock owned by you at completion of the merger, as more fully described in the enclosed proxy statement.

        Dollar General's board of directors has unanimously adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Dollar General and its shareholders and resolved to recommend that Dollar General's shareholders vote in favor of the approval of the merger agreement.

        Accordingly, our board of directors unanimously recommends that you vote "FOR" the approval of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

        Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of all the votes entitled to vote at the special meeting. Therefore, the failure of any shareholder to vote on the proposal to approve the merger agreement will have the same effect as a vote by that shareholder against the approval of the merger agreement.

        The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this document and the merger agreement carefully and in their entirety. You may also obtain more information about Dollar General from documents we have filed with the Securities and Exchange Commission.

        Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

        Thank you in advance for your cooperation and continued support.

Sincerely,
David A. Perdue Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        The proxy statement is dated [    ], 2007, and is first being mailed to shareholders on or about [    ], 2007.

Dollar General Corporation
100 Mission Ridge
Goodlettsville, Tennessee 37072

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On [    ], 2007

To the Shareholders of Dollar General Corporation:

        A special meeting of shareholders of Dollar General Corporation, a Tennessee corporation, will be held on [    ], 2007, starting at [    ] a.m., local time, at [    ], for the following purposes:

          1.     To consider and vote on a proposal to approve the Agreement and Plan of Merger (the "merger agreement"), dated as of March 11, 2007, by and among Buck Holdings, L.P., a Delaware limited partnership ("Parent"), Buck Acquisition Corp., a Tennessee corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Dollar General Corporation. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Dollar General (the "merger") and upon the merger becoming effective each outstanding share of Dollar General's common stock, par value $0.50 per share (excluding shares owned, directly or indirectly, by Parent or Merger Sub or held by any direct or indirect wholly owned subsidiary of Dollar General, but including shares held by Dollar General in trust under certain pension and deferred compensation arrangements), will be converted into the right to receive $22.00 in cash, without interest and less any applicable withholding tax, as described in the accompanying proxy statement.

          2.     To consider and vote on any proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment or postponement to approve the merger agreement.

          3.     To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

        Our board of directors has specified [    ], 2007, as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

        Our board of directors has unanimously adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Dollar General and its shareholders and resolved to recommend that Dollar General's shareholders vote in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

        Your vote is important. The approval of the merger agreement requires the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of all the votes entitled to vote at the special meeting. Therefore, your failure to vote in person at the special meeting or to submit a signed proxy card will have the same effect as a vote by you "AGAINST" the approval of the merger agreement. Properly executed proxy cards with no instructions indicated on the proxy card will be voted "FOR" the approval of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

        Shareholders of Dollar General will not have dissenters' rights under Tennessee law unless our common stock is delisted from the New York Stock Exchange prior to consummation of the merger.

        Please note that space limitations make it necessary to limit attendance at the special meeting to shareholders as of the record date (or their authorized representatives). If you attend, please note that you may be asked to present valid photo identification. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. The list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 100 Mission Ridge, Goodlettsville, Tennessee 37072, beginning two business days after notice of the special meeting is given and continuing through the meeting.

By Order of the Board of Directors,

Christine L. Connolly Corporate Secretary and Chief Compliance Officer

Goodlettsville, Tennessee
[    ], 2007

SUMMARY TERM SHEET	1
The Merger	1
Effects of the Merger	1
Completion of the Merger	1
The Parties to the Merger	1
The Special Meeting	2
Treatment of Options and Other Awards	4
Recommendation of Our Board of Directors	4
Opinion of Dollar General's Financial Advisor	4
Interests of the Company's Directors and Executive Officers in the Merger	5
Financing	5
Regulatory Approvals	5
Material U.S. Federal Income Tax Consequences	6
Conditions to the Merger	6
No Solicitations of Transactions	6
Termination of the Merger Agreement	7
Termination Fees	8
Market Price of Common Stock	8
Additional Information	8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	9
THE PARTIES TO THE MERGER	11
Dollar General	11
Buck Holdings, L.P.	11
Buck Acquisition Corp.	11
THE SPECIAL MEETING	12
Date, Time, Place and Purpose of the Special Meeting	12
Record Date and Quorum	12
Vote Required for Approval	12
Proxies and Revocation	13
Adjournments and Postponements	13
No Dissenters' Rights	14
Solicitation of Proxies	14
Questions and Additional Information	14
Availability of Documents	14
THE MERGER	15
Background of the Merger	15
Reasons for the Merger; Recommendation of Our Board of Directors	17
Opinion of Financial Advisor	19
Projected Financial Information	25
Financing of the Merger	27
Interests of the Company's Directors and Executive Officers in the Merger	31
Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders	37
Regulatory Approvals	39
Delisting and Deregistration of Common Stock	39
Litigation Related to the Merger	39
Amendment to Dollar General's Shareholder Rights Agreement	40
THE MERGER AGREEMENT	41
The Merger	41

i

Effective Time; Marketing Period	41
Merger Consideration	42
Treatment of Options and Other Awards	42
Exchange and Payment Procedures	43
Representations and Warranties	44
Conduct of Our Business Pending the Merger	46
Shareholders' Meeting	49
No Solicitation of Transactions	50
Employee Benefits	51
Agreement to Take Further Action and to Use Reasonable Best Efforts	51
Financing Commitments; Company Cooperation	53
Other Covenants and Agreements	55
Conditions to the Merger	55
Termination	56
Fees and Expenses	58
Amendment and Waiver	60
MARKET PRICE OF COMMON STOCK	61
SUBMISSION OF SHAREHOLDER PROPOSALS	61
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	62
WHERE YOU CAN FIND MORE INFORMATION	64
Annex A	Agreement and Plan of Merger	A-1
Annex B	Opinion of Lazard Frères & Co. LLC	B-1

ii

SUMMARY TERM SHEET

        The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information" beginning on page 64. We sometimes make reference to Dollar General Corporation and its subsidiaries in this proxy statement by using the terms "Dollar General," the "Company," "we," "our" or "us."

The Merger (Page 15)

        The Agreement and Plan of Merger, dated as of March 11, 2007, which we refer to as the merger agreement, by and among Dollar General, Buck Holdings, L.P. (which we refer to as Parent) and Buck Acquisition Corp. (which we refer to as Merger Sub), provides that Merger Sub, an entity controlled through Parent by investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., a private equity firm (which we refer to as KKR), will merge with and into Dollar General. As a result of the merger, Dollar General will become a private company, controlled by investment funds affiliated with KKR. Dollar General will be the surviving corporation in the merger (which we refer to as surviving corporation) and, following the merger, will continue to do business as "Dollar General Corporation." As a private company, the registration of Dollar General's common stock and the reporting obligations with respect to the common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated upon application to the Securities and Exchange Commission (the "SEC"). In addition, upon completion of the proposed merger, shares of Dollar General's common stock will no longer be listed on any stock exchange or quotation system, including the New York Stock Exchange ("NYSE").

Effects of the Merger (Page 42)

        If the merger is completed, each outstanding share of Dollar General common stock will be converted into the right to receive $22.00 in cash, without interest and less any applicable withholding tax. We refer to this amount in this proxy statement as the merger consideration. As a shareholder, you will be entitled to receive the merger consideration for each share of our common stock owned by you. Following the merger, you will no longer own any shares of the surviving corporation and Dollar General will cease to be a publicly traded company. If the merger agreement is not approved, Dollar General will remain an independent public company and our common stock will continue to be listed and traded on the NYSE.

Completion of the Merger (Page 41)

        We are working toward completing the merger as quickly as possible, and we currently anticipate that it will be completed in the third quarter of 2007. However, we cannot predict the exact timing of the completion of the merger and whether the merger will be completed. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived. In addition, Parent is not obligated to complete the merger until the expiration of a 20-business day "Marketing Period" that it may use to complete its financing for the merger.

The Parties to the Merger (Page 11)

        Dollar General Corporation.    Dollar General is a leading value discount retailer of quality general merchandise at everyday low prices. Through conveniently located stores, Dollar General offers a focused assortment of basic consumable merchandise including health and beauty aids, packaged food and refrigerated products, home cleaning supplies, housewares, stationery, seasonal goods, basic clothing and domestics. Dollar General® stores serve primarily low-, middle- and fixed-income families.

        Dollar General was founded in 1939 as J.L. Turner and Son, Wholesale and opened its first dollar store in 1955, when it was first incorporated as a Kentucky corporation under the name J.L. Turner & Son, Inc. The Company changed its name to Dollar General Corporation in 1968 and reincorporated as a Tennessee corporation in 1998. As of March 2, 2007, Dollar General operated 8,260 stores in 35 states, primarily in the southern, southwestern, midwestern and eastern United States.

        Buck Holdings, L.P.    Buck Holdings, L.P. is a Delaware limited partnership, managed by its general partner, Buck Holdings, LLC, a Delaware limited liability company, which is controlled by investment funds affiliated with KKR. Each of Buck Holdings, L.P. and Buck Holdings, LLC was formed solely for the purpose of acquiring Dollar General and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

        Buck Acquisition Corp.    Buck Acquisition Corp. is a Tennessee corporation and a wholly owned subsidiary of Parent, which was formed solely for the purpose of facilitating Parent's acquisition of Dollar General. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into Dollar General and will cease to exist, with Dollar General continuing as the surviving corporation.

The Special Meeting (Page 12)

        Date, Time and Place.    The special meeting will be held on [    ], 2007, starting at [    ] a.m., local time, at [    ].

        Purpose.    You will be asked to consider and vote upon (1) the approval of the merger agreement, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of the meeting to approve the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

        Record Date and Quorum.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [    ], 2007, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [    ] shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

        Vote Required.    The approval of the merger agreement requires the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of all the votes entitled to vote at the special meeting. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

        Common Stock Ownership of Directors and Executive Officers.    As of the record date, the directors and executive officers of Dollar General beneficially owned in the aggregate approximately [    ]% of the shares of our common stock entitled to vote at the special meeting. All of our directors and executive officers have informed Dollar General that they currently intend to vote all of their shares of common stock "FOR" the approval of the merger agreement and "FOR" the postponement proposal.

        Voting and Proxies.    Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If you intend to submit your proxy by telephone or the Internet you must do so no later than [    ] p.m. Eastern Daylight Savings Time on [    ], 2007, and if you intend to submit your proxy by mail it must be received by the Company prior to the commencement of the special meeting. If your shares of our common stock are held in "street name" by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote "AGAINST" the approval of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares of common stock in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

        If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted "FOR" the proposal to approve the merger agreement and "FOR" the adjournment proposal, if applicable.

        Revocability of Proxy.    Any shareholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. To revoke your proxy, you must vote in person at the special meeting. If you hold your shares in your name as a shareholder of record, you may also revoke the proxy by notifying the Investor Relations Department, Attn.: Emma Jo Kauffman, at 100 Mission Ridge, Goodlettsville, Tennessee 37072. Further, the proxy may be revoked by submitting a later-dated proxy card, or, if you voted by telephone or the Internet, by voting a second time by telephone or Internet. In the event you have instructed a broker, bank or other nominee to vote your shares of our common stock, you have to follow the directions received from your broker, bank or other nominee and change those instructions in order to revoke your proxy.

        Sale of Shares.    The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain the right to vote at the special meeting, but you will have transferred the right to receive the merger consideration. In order to receive the merger consideration, you must beneficially own your shares of common stock through completion of the merger.

        Dissenters' Rights.    Our shareholders do not have dissenters' rights in connection with the merger under the Tennessee Business Corporation Act unless our common stock is delisted from the NYSE prior to the consummation of the merger.

        Solicitation of Proxies; Costs.    Dollar General will pay all expenses of this solicitation, including the cost of preparing and mailing this document. The proxies are being solicited by and on behalf of our board of directors. In addition to solicitation by use of the mails, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram, electronic mail, facsimile transmission or other means of communication. Those persons will not be additionally compensated for solicitation activities, but may be reimbursed for out-of-pocket expenses in connection with any solicitation. We also may reimburse custodians, nominees and fiduciaries for their expenses in sending proxies and proxy material to beneficial owners.

Treatment of Options and Other Awards (Page 33)

        Stock Options.    Immediately prior to the effective time of the merger, except as separately agreed by a holder and Parent, all options to acquire our common stock issued and outstanding under our equity incentive plans or otherwise will become fully vested and be converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $22.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

        Restricted Shares.    Immediately prior to the effective time of the merger, except as separately agreed by a holder and Parent, each share of restricted stock issued and outstanding under our equity incentive plans or otherwise and any accrued stock dividends will vest in full and be converted into the right to receive $22.00 in cash, less any required withholding taxes.

        Restricted Stock Units.    Immediately prior to the effective time of the merger, each restricted stock unit issued and outstanding under our equity incentive plans will vest in full and be converted into the right to receive $22.00 in cash, less any required withholding taxes.

        Deferred Equity Units.    Immediately prior to the effective time of the merger, all amounts held in participant accounts and denominated in our common stock under our CDP/SERP Plan and Deferred Compensation Plan for Non-Employee Directors, will vest in full and be converted into cash equal to $22.00 multiplied by the number of shares deemed held in such participant accounts, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such participant account, less any required withholding taxes.

Recommendation of Our Board of Directors (Page 17)

        Our board of directors unanimously adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the transactions contemplated by the merger agreement are advisable and in the best interests of Dollar General and its shareholders and resolved to recommend that Dollar General's shareholders vote in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The board of directors unanimously recommends that our shareholders vote "FOR" the approval of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Dollar General's Financial Advisor (Page 19)

        The board of directors received a written opinion, dated March 11, 2007, from its financial advisor, Lazard Frères & Co. LLC, which we refer to as Lazard, to the effect that, as of the date of its opinion and subject to the matters described in its opinion, the $22.00 per share in cash consideration to be paid to the holders of Dollar General's common stock, other than Parent and its affiliates, in the merger was fair to such holders from a financial point of view. The opinion is attached as Annex B to this proxy statement.

        Lazard's written opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Dollar General or the underlying business decision by Dollar General to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Dollar General common stock as to how such holder should vote with respect to the merger or any matter relating thereto. We encourage you to read the opinion and the section "The Merger—Opinion of Financial Advisor" beginning on page 19 carefully and in its entirety.

Interests of the Company's Directors and Executive Officers in the Merger (Page 31)

        In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may be considered to have interests in the merger that are different from, or in addition to, your interests as a shareholder. Such interests include (i) severance payments and benefits payable to executive officers upon termination of employment under a qualifying actual or constructive termination of employment pursuant to agreements previously entered into between the executive officers and Dollar General, (ii) the accelerated vesting and cashing out of certain equity, compensation and equity awards and the accelerated vesting and/or payment of deferred compensation arrangements for certain directors and officers and (iii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger. In addition, a number of our executive officers may, prior to the closing of the merger, enter into new arrangements with Parent or the surviving corporation regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Financing (Page 26)

        Parent estimates that the total amount of funds necessary to complete the merger is anticipated to be approximately $7.65 billion, a portion of which is payable to Dollar General's shareholders and holders of other equity-based interests, with the remainder used to repay and refinance existing indebtedness, and to pay customary fees and expenses in connection with the merger, the financing arrangements and related transactions.

        Equity Financing.    Parent has received an equity commitment letter from KKR 2006 Fund L.P., a private equity fund affiliated with KKR, pursuant to which, and subject to the conditions contained therein, KKR 2006 Fund L.P., has committed to make a capital contribution equal to $2.775 billion to Parent in connection with the completion of the merger. Such equity commitment obligation may be assigned to affiliates of KKR 2006 Fund L.P. or other co-investors, whereby KKR 2006 Fund L.P. remains obligated to perform such obligation to the extent not performed by its assignees. As of the date of this proxy statement, KKR 2006 Fund L.P. has assigned $1.0 billion of its commitment to other private equity investors, as further described under "The Merger—Financing of the Merger—Equity Financing" beginning on page 30.

        Debt Financing.    Parent has received a debt commitment letter from Goldman Sachs Credit Partners L.P., Citicorp North America, Inc. and/or its affiliates, including Citigroup Global Markets Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC to provide (a) up to $3.5 billion comprised of a senior secured term loan facility and a senior secured asset-based revolving credit facility, (b) up to $1.45 billion of senior unsecured notes or a senior unsecured bridge facility up to such amount and (c) up to $650 million of senior subordinated notes or a senior subordinated bridge facility up to such amount.

Regulatory Approvals (Page 39)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On March 23, 2007, Dollar General and KKR 2006 Fund L.P. each filed its notification and report form under the HSR Act with the FTC and the Antitrust Division. The FTC granted early termination of the applicable waiting period on April 2, 2007.

Material U.S. Federal Income Tax Consequences (Page 37)

        The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. Shareholders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 55)

        Conditions to Each Party's Obligations.    Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following mutual conditions:

  •
  approval of the merger agreement by Dollar General's shareholders;

  •
  no governmental entity of competent jurisdiction having enacted, issued or entered any order or injunction or legal prohibition which remains in effect that enjoins or otherwise prohibits completion of the merger or the other transactions contemplated by the merger agreement; and

  •
  the expiration or earlier termination of any applicable waiting period under the HSR Act.

        Conditions to Dollar General's Obligations.    Our obligation to complete the merger is subject to the satisfaction or waiver of further conditions, including:

  •
  Parent and Merger Sub's representations and warranties must be true and correct, as of March 11, 2007, and as of the closing date of the merger; and

  •
  Parent and Merger Sub must have performed, in all material respects, their covenants and agreements in the merger agreement.

        Conditions to Parent's and Merger Sub's Obligations.    The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of further conditions, including:

  •
  our representations and warranties must be true and correct without regard to the materiality thresholds specified in the merger agreement, as of March 11, 2007, and as of the closing date of the merger, except to the extent the failure of such representations and warranties to be true and correct would not constitute a material adverse effect on the Company; and

  •
  we must have performed, in all material respects, our covenants and agreements in the merger agreement.

No Solicitations of Transactions (Page 50)

        The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us or our subsidiaries and our board of directors' ability to change or withdraw its recommendation in favor of the merger agreement. Notwithstanding these restrictions, under circumstances specified in the merger agreement, in order to comply with its fiduciary duties under applicable law, our board of directors may respond to certain unsolicited competing proposals or terminate the merger agreement and enter into an agreement with respect to a superior competing proposal or withdraw its recommendation in favor of the approval of the merger agreement. See "The Merger Agreement—No Solicitation of Transactions" beginning on page 50.

Termination of the Merger Agreement (Page 56)

        We and Parent may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after our shareholders have approved the merger agreement). In addition, either Parent or Dollar General may terminate the merger agreement at any time before the completion of the merger:

  •
  if the merger has not been completed by October 31, 2007;

  •
  if any court of competent jurisdiction has issued or entered a final non-appealable order prohibiting the completion of the merger; or

  •
  if the merger agreement has been submitted to our shareholders for approval and the required vote has not been obtained.

        Dollar General may also terminate the merger agreement if:

  •
  Parent has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by October 31, 2007, so long as we have given Parent 30 days' written notice and are not in material breach of our representations, warranties, covenants or other agreements in the merger agreement;

  •
  prior to the receipt of the shareholder vote, our board of directors has received a superior proposal, notified Parent of the termination in accordance with the merger agreement, provided Parent a three business day period to revise the terms of the merger agreement, determined after such period that the proposal continues to be a superior proposal, and paid the termination fee as further described under "The Merger Agreement—No Solicitation of Transactions," "The Merger Agreement—Termination" and "The Merger Agreement—Fees and Expenses" beginning on page 56 and 58, respectively; or

  •
  the merger has not been completed on the second business after the final day of the Marketing Period as described in "The Merger Agreement—Effective Time; Marketing Period," beginning on page 41 and all of the mutual closing conditions and all of the conditions to the obligations of Parent and Merger Sub have been satisfied and at the time of such termination such conditions continue to be satisfied.

        Parent may also terminate the merger agreement if:

  •
  we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by October 31, 2007, so long as Parent has given us 30 days' written notice and is not in material breach of its representations, warranties, covenants or other agreements in the merger agreement;

  •
  our board of directors withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, its recommendation of the merger agreement; fails to include in this proxy statement its recommendation to our shareholders that they approve the merger agreement; approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any alternative proposal; or fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of our capital stock that constitutes an alternative proposal; or

  •
  we have notified Parent in writing of our intention to terminate the merger agreement in order to enter into a transaction that is a Superior Proposal as described under "The Merger Agreement—No Solicitation of Transactions" beginning on page 50.

Termination Fees (Page 58)

        If the merger agreement is terminated under certain specified circumstances:

  •
  we would be obligated to pay a termination fee of $225 million as directed by Parent; or

  •
  Parent and Merger Sub would be obligated to pay a termination fee of $225 million to us. KKR 2006 Fund L.P. has agreed to guarantee the obligation of Parent and Merger Sub to pay this termination fee, as further described under "Financing of the Merger—Guarantee; Remedies" beginning on page 30.

Market Price of Common Stock (Page 61)

        The closing sale price of our common stock on the NYSE on March 9, 2007, the last trading day prior to the announcement of the merger, was $16.78. The $22.00 per share to be paid for each share of our common stock in the merger represents a premium of approximately 31% to the closing price on March 9, 2007, and a premium of approximately 29% to the average closing share price for the 30 trading days prior to the announcement of the merger.

Additional Information

        For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or additional copies of the proxy statement or the enclosed proxy card, please call Dollar General Investor Relations at (615) 855-5525.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings "Summary Term Sheet," "Questions and Answers about the Special Meeting and the Merger," "The Merger," "Opinion of Financial Advisor," "Projected Financial Information," "Regulatory Approvals," and "Litigation Related to the Merger," and in statements containing words such as "believes," "estimates," "anticipates," "continues," "contemplates," "expects," "may," "will," "could," "should" or "would" or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceedings that have been or may be instituted against Dollar General and others relating to the merger agreement including the terms of any settlements of such legal proceedings that may be subject to court approval;

  •
  the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

  •
  the failure by Parent or Merger Sub to obtain the necessary debt financing contemplated by the commitment letter received in connection with the merger;

  •
  the failure of the merger to close for any other reason;

  •
  risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

  •
  the effect of the announcement of the merger on our business relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events;

  •
  intense competition that could limit our growth opportunities and reduce our profitability;

  •
  our failure to comply with regulations and any changes in regulations;

  •
  seasonal fluctuation in the retail business;

  •
  local and regional conditions in the areas where our retail operations are located;

  •
  our inability to access capital markets on a favorable basis; and

  •
  the loss of any of our senior management.

        In addition, for a more detailed discussion of these risks and uncertainties and other factors, please refer to our annual report on Form 10-K for the fiscal year ended February 2, 2007, filed with the SEC on March 29, 2007. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Dollar General

        Dollar General is a leading value discount retailer of quality general merchandise at everyday low prices. Through conveniently located stores, Dollar General offers a focused assortment of basic consumable merchandise including health and beauty aids, packaged food and refrigerated products, home cleaning supplies, housewares, stationery, seasonal goods, basic clothing and domestics. Dollar General® stores serve primarily low-, middle- and fixed-income families.

        Dollar General was founded in 1939 as J.L. Turner and Son, Wholesale and opened its first dollar store in 1955, when it was first incorporated as a Kentucky corporation under the name J.L. Turner & Son, Inc. The Company changed its name to Dollar General Corporation in 1968 and reincorporated as a Tennessee corporation in 1998. As of March 2, 2007, Dollar General operated 8,260 stores in 35 states, primarily in the southern, southwestern, midwestern and eastern United States.

        Dollar General's principal address is 100 Mission Ridge, Goodlettsville, Tennessee 37072. The telephone number is (615) 855-4000. For more information about Dollar General, please visit our website at www.dollargeneral.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See also "Where You Can Find More Information" beginning on page 64. Dollar General's common stock is publicly traded on the NYSE under the symbol "DG."

Buck Holdings, L.P.

        Buck Holdings, L.P., which we refer to as Parent, is a Delaware limited partnership, managed by its general partner, Buck Holdings, LLC, a Delaware limited liability company, which is controlled by investment funds affiliated with KKR. Each of Parent and Buck Holdings, LLC was formed solely for the purpose of acquiring Dollar General and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Parent's principal address is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The telephone number is (650) 233-6560.

Buck Acquisition Corp.

        Buck Acquisition Corp., which we refer to as Merger Sub, is a Tennessee corporation and a wholly owned subsidiary of Parent, which was formed solely for the purpose of facilitating Parent's acquisition of Dollar General. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into Dollar General and will cease to exist with Dollar General continuing as the surviving corporation. Merger Sub's principal address is 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The telephone number is (650) 233-6560.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [    ], 2007, starting at [    ] a.m., local time, at [    ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon approval of the merger agreement (and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies). Our shareholders must approve the merger agreement in order for the merger to occur. If our shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [            ], 2007.

Record Date and Quorum

        We have fixed the close of business on [    ], 2007, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were [    ] shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

        A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

        You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to approve the merger agreement. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present.

        Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of all the votes entitled to vote at the special meeting. Therefore, if you abstain, it will have the same effect as a vote "AGAINST" the approval of the merger agreement.

        Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Therefore, while "broker non-votes" will be counted for the purpose of determining a quorum, because completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of outstanding shares of our common stock representing at least a majority of the holders entitled to vote at the special meeting, any "broker non-votes" will have the same effect as a vote "AGAINST" the approval of the merger agreement.

        As of [    ], 2007, the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate, [    ] shares of our common stock, representing [    ]% of our outstanding common stock. All of our directors and executive officers have informed Dollar General that they currently intend to vote all of their shares of common stock "FOR" the approval of the merger agreement and "FOR" the postponement proposal.

Proxies and Revocation

        If you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the approval of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

        If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker, bank or nominee to vote your shares, it has the same effect as a vote against approval of the merger agreement.

        Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

  •
  if you hold your shares in your name as a shareholder of record, by notifying our Investor Relations Department, Attn.: Emma Jo Kauffman, at 100 Mission Ridge, Goodlettsville, Tennessee 37072;

  •
  by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

  •
  by submitting a later-dated proxy card;

  •
  if you voted by telephone or the Internet, by voting again by telephone or Internet; or

  •
  if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is to a date that is not greater than four months after the original date fixed for the special meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Dollar General in which no voting instructions are provided on such matter will be voted "FOR" an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Dollar General's shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

No Dissenters' Rights

        Shareholders are not entitled to statutory dissenters' rights in connection with the merger under the Tennessee Business Corporation Act unless our common stock is delisted from the NYSE prior to consummation of the merger.

Solicitation of Proxies

        This proxy solicitation is being made and paid for by Dollar General on behalf of its board of directors. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

        If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Dollar General Investor Relations at (615) 855-5525.

Availability of Documents

        Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail. In addition, our list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices beginning two business days after notice of the special meeting is given and continuing through the meeting.

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

        Dollar General regularly reviews and considers strategic developments and alternatives. To this end, our board of directors from time to time meets, together with management, to discuss management presentations concerning strategic matters. In the past these discussions have included management presentations concerning possible transactions, investments and other business initiatives intended to create or enhance shareholder value.

        During the second half of 2006, Dollar General's Chairman and CEO, Mr. David A. Perdue, was contacted on several occasions by private equity firms and investment bankers regarding potential interest in a transaction involving Dollar General. In September of 2006, Dollar General engaged Lehman Brothers Inc. (which we refer to as Lehman) to act as financial advisor with respect to Dollar General's review of strategic and financial alternatives.

        On October 5, 2006, Mr. Perdue, Mr. David Wilds, Dollar General's Presiding Director, and former Dollar General CEO Cal Turner, Jr., met with representatives of KKR in response to KKR's expression of an interest in acquiring Dollar General. At this meeting, KKR requested permission to conduct due diligence with a view to potentially making an offer to acquire the Company.

        The following day, Mr. Perdue and Mr. Wilds notified Mr. Dennis Bottorff, Chairperson of the Nominating & Corporate Governance Committee of the Company's board of directors (which we refer to as the Governance Committee) of the initial meeting with KKR. Mr. Bottorff and Mr. Wilds determined that the full board of directors should be made aware of the contact from KKR and consider what steps it should take in response to the contact.

        The board of directors and the Governance Committee each met in early- and mid-October 2006 to discuss the contact with KKR and the appropriate process for responding. As a result of these meetings, it was determined that it would be beneficial to establish an advisory committee to assist the board of directors with the expression of interest from KKR and other potentially significant strategic matters that might arise and to handle any contacts with outside parties relating to these matters. The board of directors established a Strategic Planning Committee consisting of Mr. Bottorff, Mr. Richard Thornburgh, Mr. David Beré (who later resigned from that Committee when he was appointed the Company's President and Chief Operating Officer on November 28, 2006, effective December 4, 2006), and Ms. Barbara Bowles.

        The Strategic Planning Committee first met on November 1, 2006. Mr. Edward Herlihy of the law firm Wachtell, Lipton, Rosen & Katz (which we refer to as Wachtell Lipton) was retained by the Strategic Planning Committee and the board of directors as independent, outside legal counsel and advised the Strategic Planning Committee on the directors' legal and fiduciary duties in connection with considering possible strategic transactions. Also at the meeting, Mr. Perdue reviewed the Company's financial performance and outlook and discussed management's progress on the development of potential strategic initiatives and changes to the Company's operating model (see discussion below regarding "Project Alpha"). In addition to Lehman, which had been advising the board of directors on its ongoing evaluation of the Company's business plans and strategic alternatives, the Strategic Planning Committee determined to retain an independent investment banking firm to advise the Strategic Planning Committee and the board of directors in connection with its considering possible transactions. In that connection, the Strategic Planning Committee and the board of directors retained Lazard.

        In late November 2006, after consultation with Lazard and Lehman regarding the Company's ongoing business operations, the board of directors announced its intention to take certain steps to modify its business plan. These initiatives were referred to as Project Alpha and include, among other things, closing certain stores, reducing future new store openings over the next two years, upgrading the existing store base through remodels and relocations, and eliminating, with a few exceptions, the Company's long standing inventory packaway practice by the end of fiscal 2007.

        The Strategic Planning Committee and the board of directors each met again in late November 2006 and discussed business and legal issues in connection with exploring strategic alternatives, including likely financial and strategic parties that might be interested in a potential transaction involving the Company and that would also have the capacity to undertake a transaction in the foreseeable future. As a result of these discussions, the board of directors determined to proceed with obtaining more formal expressions of interest from potential acquirors. In early December 2006, the Company entered into confidentiality agreements with private equity firms, including KKR, relating to a possible transaction.

        Also in early December 2006, the members of the Strategic Planning Committee and Lazard met with representatives of KKR and separately with another private equity firm. Each of the private equity firms provided preliminary and non-binding indications of interest, including price ranges, predicated on conducting detailed confirmatory due diligence.

        The board of directors met in early January 2007. Representatives of Lazard discussed what information the potential bidders had been given to date and discussed market considerations and valuation methodologies. The board of directors discussed with its advisors whether to continue the process as well as other potentially interested parties and considered the potential advantages and disadvantages of bringing other parties into the process. Representatives of Wachtell Lipton discussed with the board of directors its legal duties. The board of directors determined to permit the private equity firms to conduct further due diligence with a view to obtaining firm offers from these firms.

        Subsequently, each of the two private equity firms brought an additional private equity firm into the process as a potential equity partner in a transaction involving Dollar General, bringing to a total of four the number of private equity firms participating in the due diligence process.

        During the next several weeks, the four private equity firms and their representatives and potential financing sources conducted detailed due diligence investigations.

        In late February 2007, Lazard provided instructions to each of the private equity firms for submitting "best and final" offers for the acquisition of the Company and the deadline for doing so. The instructions were accompanied by a draft merger agreement and instructions to include any comments to the draft agreement together with any final bids.

        During the following weeks, the due diligence investigation of the Company continued.

        On March 9, 2007, KKR submitted a proposal to acquire all of Dollar General's outstanding shares of common stock for $22.00 per share in cash, which was above the top of the preliminary range that KKR had previously indicated to the Company in December 2006. KKR's proposal was accompanied with a revised draft of the merger agreement, proposed forms of sponsor guarantee, equity commitment letter and debt commitment letter. KKR indicated that its proposal was best and final, requested a period of exclusive negotiations with the Company, and stated that its proposal would be withdrawn if its contents were disclosed to another bidder or if another bidder were granted exclusivity. Dollar General's financial advisors were informed that the private equity firm that had previously been identified as partnering with KKR in the process, had decided not to participate. No bid was received from the other private equity firms. Lazard had been informed that, following due diligence, the other firms were unwilling or unable to submit an offer that would reach the preliminary range previously indicated.

        The Strategic Planning Committee met telephonically later that morning to discuss the KKR proposal with its advisors. The Strategic Planning Committee discussed with Wachtell Lipton legal issues including KKR's changes to the draft merger agreement and the ancillary documents. At the end of these discussions, the Strategic Planning Committee determined that it would recommend that the full board of directors meet the following day to consider the offer. Following the meeting and over the next 24 hours, at the direction of the Strategic Planning Committee, representatives of Wachtell Lipton proceeded to negotiate various points on the merger agreement and ancillary documents with counsel for KKR.

        The board of directors met the next day with its advisors. Representatives of Lazard discussed with the board of directors the financial aspects of the proposed transaction including the proposed financing arrangements and Lazard rendered to the board of directors its oral opinion, subsequently confirmed in writing, dated March 11, 2007, that, as of March 11, 2007 and based on and subject to the matters described in its opinion, the $22.00 per share cash merger consideration to be received by holders of shares of Dollar General common stock (other than Parent and its affiliates) pursuant to the proposed merger agreement was fair, from a financial point of view, to such holders. Representatives of Lehman also provided the board of directors with Lehman's views and advice on the financial aspects of the proposed transaction. Representatives of Wachtell, Lipton reviewed with the board of directors its legal obligations relative to considering the proposal and summarized the proposed merger agreement and related agreements and updated the board of directors on the status of the documentation with respect to the potential transaction. There was also a discussion of next steps and the estimated timetable should the board of directors decide to approve the proposed agreement, including communications plans. Following further discussion, the board of directors, by unanimous vote of all of its members adopted resolutions (i) adopting and declaring advisable the proposed merger agreement and the transactions contemplated by the proposed merger agreement, (ii) determining that the transactions contemplated by the proposed merger agreement were advisable and in the best interests of Dollar General and its shareholders and (iii) recommending that Dollar General's shareholders vote in favor of the approval of the proposed merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Following the board of directors meeting, the parties and their representatives continued to make final changes to the definitive documentation, including the disclosure schedules and ancillary documents. On Sunday, March 11, 2007, the parties entered into the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

        The board of directors, acting with the advice and assistance of its outside legal and financial advisors, unanimously (i) adopted and declared advisable the merger agreement and the transactions contemplated by the merger agreement, (ii) determined that the transactions contemplated by the merger agreement were advisable and in the best interests of Dollar General and its shareholders and (iii) resolved to recommend that Dollar General's shareholders vote in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        In the course of reaching its determination, the board of directors considered a number of factors. The material factors considered by the board of directors were:

  •
  the value of the cash consideration to be paid to Dollar General shareholders upon consummation of the merger;

  •
  the current and historical market prices of our common stock and the fact that the price of $22.00 per share represented a premium of approximately 31% over the market closing price of $16.78 on March 9, 2007, the last trading day prior to the announcement of the transaction, and a premium of approximately 29% over the average closing share price during the previous 30 trading days;

  •
  the board of directors' understanding of Dollar General's business, historical and current financial performance, competitive and operating environment, operations, management strength and future prospects;

  •
  the board of directors' understanding of the changes in Dollar General's operating model being implemented and management's views regarding how these changes may impact both the short- and long-term financial performance of Dollar General as well as risks associated with these changes;

  •
  the board of directors' understanding of current trends in the markets and the retail sector in which Dollar General operates;

  •
  financial analyses, information and perspectives provided to the board of directors by management and the Company's financial advisors;

  •
  the opinion of Lazard that, as of the date of the opinion and based upon and subject to the matters described in its opinion, the consideration to be paid in the merger was fair, from a financial point of view, to the holders of Dollar General common stock, other than Parent and its affiliates;

  •
  the process leading to the announcement of the merger agreement and the board of directors' belief, as a result of that process, that the proposed merger consideration represented a full and fair price for the shares of common stock of Dollar General and that accepting the proposal would be in the best interests of Dollar General's shareholders;

  •
  the proposed financial and other terms of the merger and the merger agreement, and the terms and conditions of the merger agreement;

  •
  the fact that the consideration to be paid to Dollar General shareholders is all cash, which will provide Dollar General's shareholders certainty of value and the ability to monetize their investment in Dollar General in the near future and will eliminate future risks inherent in holding our shares;

  •
  the fact that completion of the merger requires the approval by the shareholders of Dollar General;

  •
  the board of directors' understanding of the reputation and experience of KKR, the current state of the capital markets and the likelihood that Parent could successfully obtain the equity and debt financing required to fully fund the payment of the merger consideration, and its understanding of the proposed debt and equity financing term sheets and other arrangements for the merger;

  •
  the fact that receipt of the merger consideration will be taxable to U.S. shareholders of Dollar General for U.S. federal income tax purposes;

  •
  the fact that, if the merger is completed, our shareholders will receive cash for their shares and accordingly will not participate in any potential future earnings or growth of our business and will not benefit from any potential appreciation in our value;

  •
  the fact that Dollar General is required to pay a termination fee of $225 million if the board of directors terminates the merger agreement to accept a superior proposal or the merger agreement is terminated under certain other circumstances; and

  •
  the risks and costs to us if the merger does not close, including the diversion of management and employee attention and potential effects on our relationships with suppliers, vendors and other business partners.

        In addition, the board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as shareholders of Dollar General, as described in "—Interests of Dollar General's Directors and Executive Officers in the Merger."

        The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, as well as others, the board of directors concluded that the positive factors relating to the merger agreement and the merger significantly outweighed the potential negative factors and the merger agreement and the merger were advisable and in the best interests of Dollar General and its shareholders. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

        Our board of directors recommends that you vote "FOR" the approval of the merger agreement and "FOR" the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

        Under an engagement letter, dated as of March 10, 2007, Dollar General retained Lazard to perform financial advisory services and to render an opinion to the board of directors of Dollar General as to the fairness, from a financial point of view, to holders of Dollar General's common stock, other than Parent and its affiliates, of the consideration to be paid to such holders in the merger. Lazard has delivered to Dollar General's board of directors a written opinion, dated March 11, 2007, that, as of that date, the $22.00 per share in cash consideration to be paid to the holders of Dollar General's common stock, other than Parent and its affiliates, in the merger was fair to such holders, from a financial point of view.

        The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth as Annex B. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard's written opinion is directed to Dollar General's board of directors and only addresses the fairness to the holders of Dollar General's common stock of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard's written opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Dollar General or the underlying business decision by Dollar General to engage in the merger, and is not intended to and does not constitute a recommendation to any holder of Dollar General common stock as to how such holder should vote with respect to the merger or any matter relating thereto. Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion carefully.

        In the course of performing its review and analyses in rendering its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement;

  •
  analyzed certain publicly available historical business and financial information relating to Dollar General;

  •
  reviewed various financial forecasts and other data provided to Lazard by the management of Dollar General relating to its business;

  •
  held discussions with members of the senior management of Dollar General with respect to the business and prospects of Dollar General;

  •
  reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the business of Dollar General;

  •
  reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of Dollar General and in other industries generally;

  •
  reviewed the historical stock prices and trading volumes of Dollar General common stock; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Dollar General or concerning the solvency or fair value of Dollar General, and was not furnished with any such valuation or appraisal. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Dollar General as to the future financial performance of Dollar General. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

        In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions of the agreement by Dollar General. Lazard further assumed that obtaining the necessary regulatory approvals and contractual consents for the merger would not have an adverse effect on Dollar General or the merger. In addition, Lazard assumed that the representations and warranties contained in the merger agreement and all agreements related thereto were true and complete. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Dollar General obtained such advice as it deemed necessary from qualified professionals. Lazard did not express any opinion as to the price at which shares of Dollar General common stock might trade subsequent to the announcement of the merger.

        The following is a summary of the material financial and comparative analyses which Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard's analyses described below is not a complete description of the analyses underlying Lazard's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard's review, Lazard utilized, among other things, certain projections of the future financial performance of Dollar General as described below, as prepared by the management of Dollar General.

        In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dollar General. No company, transaction or business used in Lazard's analyses as a comparison is identical to Dollar General or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard's analyses are inherently subject to substantial uncertainty.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard's financial analyses.

        The financial analyses that Lazard utilized in providing its opinion were based upon two alternative sets of management projections for fiscal years 2007 to 2009 that were based on two different scenarios of the possible future financial performance of Dollar General. Information in the following summary referred to as the "Alpha Case" for Dollar General represents financial projections for fiscal years 2007 to 2009 developed by Dollar General's management in connection with certain of the strategic changes announced by Dollar General in November 2006, and information in the following summary referred to as the "Alternative Case" for Dollar General means financial projections developed by Dollar General's management for the fiscal years 2007 to 2009 based on the Alpha Case but which assumed slightly more favorable variables, including assuming higher comparable sales growth, higher gross margin and lower retail and administrative expenses as a percentage of sales.

  Discounted Cash Flow Analysis

        Lazard performed a discounted cash flow analysis of Dollar General's shares of common stock. Using the projections for fiscal years 2007 to 2009 under the Alpha Case and the Alternative Case provided by management of Dollar General and extrapolations of those projections for fiscal years 2010 and 2011, Lazard performed an analysis of the present value, as of January 31, 2007, of the free cash flows that Dollar General could generate from 2007 and beyond. The extrapolated projections for the fiscal years 2010 and 2011 for the Alpha Case and the Alternative Case, respectively, which were prepared by Lazard, were reviewed by Dollar General's management and deemed reasonable by them. The extrapolated projections were prepared solely for the purpose of performing Lazard's discounted cash flow analyses for both the Alpha Case and the Alternative Case and were not shared with potential buyers. Assumptions utilized for the extrapolations for the fiscal years 2010 and 2011 projections included a 9.0% sales growth for the Alpha Case, a 9.5% sales growth for the Alternative Case and EBITDA margin constant at the 2009 level. In calculating the terminal value of Dollar General, Lazard assumed perpetuity growth rates ranging from 2.00% to 2.50% for the projected free cash flows for periods subsequent to 2011. The perpetuity growth rates were applied to the projected free cash flow for 2011, as adjusted to reflect no additional store openings in perpetuity, resulting in a lower sales growth rate and lower capital expenditures. The projected free cash flows were then discounted to present value using a range of discount rates from 10.00% to 10.50%, which was based on Dollar General's estimated weighted average cost of capital.

        Based on the foregoing, Lazard calculated an implied price per share range for Dollar General common stock of $18.00 to $19.50 for the Alpha Case and an implied price per share range for Dollar General common stock of $19.50 to $21.25 for the Alternative Case, as compared to the merger consideration of $22.00 per share of Dollar General common stock.

  Illustrative Present Value of Future Stock Price Analysis

        Lazard performed an illustrative analysis of the present value of the future price of Dollar General common stock, which is designed to provide an indication of the present value of a company's potential future stock price as a function of a company's estimated future earnings and its assumed price to future earnings per share, or EPS, multiple. For this analysis, Lazard used the financial forecasts under the Alpha Case and the Alternative Case. Lazard first calculated implied per share prices for Dollar General common stock for the beginning of fiscal year 2009 by applying price to forward earnings per share, or EPS, multiples ranging from 15.0x to 16.0x to estimates of Dollar General's EPS for fiscal year 2009 under the Alpha Case and the Alternative Case. Lazard also added the value of the dividends to be paid through such date, based on the Alpha Case and the Alternative Case. Lazard then calculated the present values of the implied per share future stock prices for Dollar General common stock in fiscal year 2009, plus projections of the dividends to be received through such date, discounted to March 2007, using a discount rate of 12.25% based on estimates relating to Dollar General's cost of equity capital.

        Based on the foregoing, Lazard calculated an implied price per share range for Dollar General common stock under the Alpha Case of $18.00 to $19.25 per share and an implied price per share range for Dollar General common stock under the Alternative Case of $19.50 to $20.75 per share, as compared to the merger consideration of $22.00 per share of Dollar General common stock.

  Comparable Public Companies Analysis

        Lazard reviewed and analyzed selected public companies in the dollar store, discounters and clubs, and drugstore subcategories of the retail industry that it viewed as reasonably comparable to Dollar General based on Lazard's knowledge of the retail industry. In performing these analyses, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Dollar General.

        Lazard compared Dollar General to the 10 publicly traded companies in the three retail subcategories identified in the preceding paragraph. Using publicly available Wall Street research estimates and other public information, Lazard reviewed, among other things, price per share as a multiple of fiscal year 2008 EPS, also referred to as P/E, and enterprise values of the selected comparable companies as a multiple of the comparable company's earnings before interest, taxes, depreciation and amortization, or EBITDA, for the 2008 fiscal year. A company's enterprise value is equal to its short and long-term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), minus its cash and cash equivalents.

        The dollar store retail companies were:

  •
  Big Lots, Inc.;

  •
  Dollar Tree Stores, Inc.;

  •
  Family Dollar Stores, Inc.; and

  •
  Fred's, Inc.

        The discounters and clubs retail stores were:

  •
  BJ's Wholesale Club, Inc.;

  •
  Costco Wholesale Corporation;

  •
  Target Corporation; and

  •
  Wal-Mart Stores, Inc.

        The drugstores were:

  •
  CVS Corporation; and

  •
  Walgreen Co.

        Lazard calculated the following trading multiples for each subcategory of the above comparable companies:

	Enterprise Value/ 2008E EBITDA(a)	2008E P/E(a)
Dollar Stores (median)	7.2x	15.5x
Discounters and Clubs (median)	7.8x	16.2x
Drugstores (mean)	8.7x	16.5x

(a)
All multiples are calendarized for a fiscal year 2008 ending on January 31, 2009.

        Based on the foregoing, and specifically on the selected dollar stores retail companies, Lazard applied enterprise value/EBITDA multiples of 7.0x to 7.5x to Dollar General's projected fiscal year 2008 EBITDA and P/E multiples of 15x to 16x to Dollar General's projected fiscal year 2008 EPS and determined an implied price per share range for Dollar General common stock under the Alpha Case of $17.00 to $18.00 per share and an implied price per share range for Dollar General common stock under the Alternative Case of $19.00 to $20.00 per share, as compared to the merger consideration of $22.00 per share of Dollar General common stock.

  Precedent Transactions Analysis

        Lazard reviewed and analyzed selected recent precedent merger and acquisition transactions involving companies in the food and drug, department store and specialty retailer subcategories of the retail industry it viewed as comparable to the merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for Dollar General.

        Specifically, Lazard reviewed 17 merger and acquisition transactions since November 2004 involving companies in the retail subcategories identified in the preceding paragraph and for which sufficient public information was available. To the extent publicly available, Lazard reviewed, among other things, the transaction enterprise values implied by the precedent transactions as a multiple of the target's EBITDA.

        The precedent transactions involving food and drug stores were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

  •
  Whole Foods Market Inc. / Wild Oats Markets Inc.—February 21, 2007;

  •
  The Great Atlantic & Pacific Tea Co. / Pathmark Stores Inc.—February 27, 2007;

  •
  Rite Aid Corporation / Jean Coutu Group (Brooks-Eckerd)—August 24, 2006;

  •
  Supervalu Inc., CVS Corporation, Cerberus Capital Management, L.P. / Albertson's, Inc.—January 23, 2006; and

  •
  Bain Capital LLC / Dollarama Inc.—November 24, 2004.

        The precedent transactions involving department stores were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

  •
  Maple Leaf Heritage Investments Acquisition Corp. / Hudson's Bay Co.—October 28, 2005;

  •
  Bon-Ton Stores Inc. / Saks Inc. (Northern)—October 31, 2005;

  •
  Sun Capital Partners Inc. / ShopKo Stores Inc.—October 18, 2005;

  •
  Texas Pacific Group, Warburg Pincus LLC / The Neiman Marcus Group, Inc.—May 2, 2005;

  •
  Federated Department Stores Inc. / The May Department Stores Company—February 28, 2005; and

  •
  Kmart Holding Corp. / Sears Roebuck & Co.—November 17, 2004.

        The precedent transactions involving specialty retailers were (listed by acquiror followed by the acquired company and the date these transactions were publicly announced):

  •
  Texas Pacific Group, Leonard Green & Partners, L.P. / PETCO Animal Supplies, Inc.—July 14, 2006;

  •
  Bain Capital Partners LLC, The Blackstone Group / Michaels Stores Inc.—June 30, 2006;

  •
  Bain Capital Partners LLC / Burlington Coat Factory Warehouse Corp.—January 18, 2006;

  •
  Leonard Green & Partners, L.P. / The Sports Authority, Inc.—January 23, 2006;

  •
  Apollo Management V, L.P., Silver Point Capital Fund Investments, LLC / Linens 'n Things, Inc.—November 8, 2005; and

  •
  Kohlberg, Kravis Roberts & Co. L.P., Bain Capital Partners LLC, Vornado Realty Trust / Toys "R" Us, Inc.—March 17, 2005.

        Lazard calculated the following multiples for each subcategory of the selected transactions used in its analysis:

Enterprise Value as a Multiple of EBITDA (Median)
Food & Drug Stores	10.5x
Department Stores	6.8x
Specialty Retailers	8.4x
All Transactions	8.6x

        Based on the foregoing, Lazard determined an EBITDA multiple reference range of 8.5x to 10.5x and applied such range to the fiscal year 2006 pro forma EBITDA for Dollar General to calculate an implied price per share range for Dollar General common stock of $17.00 to $21.00, as compared to the merger consideration of $22.00 per share of Dollar General common stock.

  Miscellaneous

        Lazard's opinion and financial analyses were not the only factors considered by Dollar General's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Dollar General's board of directors or Dollar General's management.

        The Lazard engagement letter with Dollar General provides that, for its services, Lazard is entitled to receive from Dollar General a fee of $5 million due on the date Lazard rendered its fairness opinion to our board of directors and $10 million upon consummation of the merger. Dollar General has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including the reasonable expenses of legal counsel, and to indemnify Lazard and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement. Lazard has provided, and may currently or in the future provide, investment banking services to KKR or its affiliates or to one or more of their respective portfolio companies, for which Lazard has received or may receive customary fees. Lazard has also provided financial advisory services to Dollar General in connection with certain of the strategic changes announced by Dollar General in November 2006. The fee in the amount of $1 million associated with such advisory services will be credited against the portion of the merger fee payable to Lazard upon consummation of the merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Dollar General for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

        Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to Dollar General because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement.

Projected Financial Information

        We have included certain financial projections in this proxy statement to provide our shareholders access to certain nonpublic information considered by Parent and/or our financial advisors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, Merger Sub, our board of directors, KKR or Lazard, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

        The projections below set forth two different sets of future cash flows for Dollar General. The "Alpha Case" represents financial projections for the fiscal years 2007 to 2009 developed by Dollar General's management in connection with certain strategic changes announced by Dollar General in November 2006, and the "Alternative Case" represents financial projections for the fiscal years 2007 to 2009 developed by Dollar General's management based on the Alpha Case but which assumed slightly more favorable variables, including assuming higher comparable sales growth, higher gross margin and lower retail and administrative expenses as a percentage of sales. The extrapolated projections set forth below for the fiscal years 2010 and 2011 were prepared by Lazard and reviewed and deemed reasonable by Dollar General's management and were prepared only for the purpose of completing Lazard's discounted cash flow analyses for both the Alpha Case and the Alternative Case. They were not shared with potential buyers.

        The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Dollar General's business, many of which are beyond Dollar General's control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections cover multiple years and such information by its nature becomes less reliable with each successive year. The financial projections were prepared solely for internal use or for the use of Parent, our board of directors and our board of directors' advisors in connection with the potential transaction and not with a view toward public disclosure or toward complying with United States generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

        Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections. The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Dollar General undertakes no obligation to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

($ amounts in millions)

Alpha Case	2007E	2008E	2009E	2010E(a)	2011E(a)
Revenue	$9,560.0	$10,092.3	$11,064.2	$12,060.0	$13,145.4
Growth	4.2%	5.6%	9.6%	9.0%	9.0%
Gross Profit	$2,611.5	$2,850.7	$3,216.6	N/A	N/A
Margin	27.3%	28.2%	29.1%	N/A	N/A
EBIT	$340.9	$549.6	$699.8	760.4	827.5
Margin	3.6%	5.4%	6.3%	6.3%	6.3%
Net Income	$196.7	$331.0	$423.4	N/A	N/A
Margin	2.1%	3.3%	3.8%	N/A	N/A
EPS	$0.64	$1.13	$1.48	N/A	N/A
Same Store Sales	1.7%	3.3%	4.5%	N/A	N/A
Stores Operated (End of Year)	8,354	8,664	9,279	N/A	N/A
Alternative Case	2007E	2008E	2009E	2010E(a)	2011E(a)
Revenue	$9,635.0	$10,216.5	$11,242.0	$12,310.0	$13,479.4
Growth	5.0%	6.0%	10.0%	9.5%	9.5%
Gross Profit	$2,632.4	$2,932.0	$3,302.8	N/A	N/A
Margin	27.3%	28.7%	29.4%	N/A	N/A
EBIT	$344.6	$612.8	$756.8	827.6	906.1
Margin	3.6%	6.0%	6.7%	6.7%	6.7%
Net Income	$199.1	$370.0	$459.0	N/A	N/A
Margin	2.1%	3.6%	4.1%	N/A	N/A
EPS	$0.65	$1.27	$1.61	N/A	N/A
Same Store Sales	2.5%	3.8%	5.0%	N/A	N/A
Stores Operated (End of Year)	$8,354	$8,664	$9,279	N/A	N/A

(a)
Extrapolated projections prepared by Lazard using Dollar General's projections for fiscal years 2007 to 2009. These projections were reviewed and deemed reasonable by Dollar General's management. These projections were not provided to Parent or its advisers.

Financing of the Merger

        Parent estimates that the total amount of funds necessary to complete the merger is anticipated to be approximately $7.65 billion payable to Dollar General's shareholders and holders of other equity-

based interests, with the remainder used to repay and refinance existing indebtedness, and to pay customary fees and expenses in connection with the merger, the financing arrangements and related transactions.

        Pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the financing described below on the terms and conditions described in the related financing commitment papers or terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated by the merger agreement. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the debt financing unlikely to occur on the terms and conditions contemplated in the debt commitment letter, Parent must use its reasonable best efforts to arrange to obtain alternative financing for such portion from alternative sources on terms and conditions that are no less favorable to Parent and Merger Sub and no more adverse to the ability of Parent to consummate the merger (in each case, as determined in the reasonable judgment of Parent) than as contemplated by the debt commitment letter as promptly as practicable following the occurrence of such event but no later than one day prior to the closing date.

        The following arrangements are intended to provide the necessary financing for the merger:

  Debt Financing

        Parent has received a debt commitment letter, dated as of March 11, 2007, as amended, from Goldman Sachs Credit Partners L.P. ("GSCP"), Citicorp North America, Inc. and/or its affiliates, including Citigroup Global Markets Inc. ("Citigroup"), Lehman Brothers Inc. ("LBI"), Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Wachovia Bank, National Association, Wachovia Investment Holdings, LLC and Wachovia Capital Markets, LLC ("Wachovia Securities") (collectively, the "Debt Financing Sources"), to provide the following, subject to the conditions set forth in the debt commitment letter:

  •
  to the Merger Sub (the "Borrower"), up to $3.5 billion comprised of a $2.5 billion senior secured term loan facility and a $1.0 billion senior secured asset-based revolving credit facility (of which up to $300 million will be available on the date of the initial borrowing) for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Dollar General and its subsidiaries, paying fees and expenses incurred in connection with the merger and for providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries;

  •
  to Borrower, at its option, either up to (x) $1.45 billion in aggregate principal amount of senior unsecured notes (the "Senior Unsecured Notes") or (y) if the Senior Unsecured Notes are not issued prior to the closing of the merger, $1.45 billion in senior unsecured increasing rate loans under the senior unsecured bridge facility for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Dollar General and its subsidiaries and paying fees and expenses incurred in connection with the merger; and

  •
  to Borrower, at its option, either up to (x) $650 million in aggregate principal amount of senior subordinated notes (the "Senior Subordinated Notes") or (y) if the Senior Subordinated Notes are not issued prior to the closing of the merger, $650 million in senior subordinated increasing rate loans under the senior subordinated bridge facility for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of Dollar General and its subsidiaries and paying fees and expenses incurred in connection with the merger.

        The debt commitments expire on November 30, 2007. The documentation governing the debt financings has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter or on terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the merger (as determined in the reasonable judgment of Parent).

        Although the debt financing described in this proxy statement is not subject to a due diligence or "market out," such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments

        The availability of the facilities contemplated by the debt financing commitments is subject, among other things, to consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers thereto that are material and adverse to the lenders under such facilities without the consent of the lead arrangers thereunder), payment of required fees and expenses, the funding of the equity financing, the repayment or refinancing of certain of our existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Senior Secured Term and Asset-Based Revolving Credit Facilities (the "Senior Facilities")

        General.    The borrower under the Senior Facilities will be the surviving corporation upon consummation of the merger. The Senior Facilities will be comprised of (1) a $2.5 billion term loan facility with a term of seven years and (2) an asset-based revolving credit facility with a term of six years equal to $1.0 billion; provided that if the Borrower determines prior to the merger that the available amount under the revolving credit facility will be less than $1.0 billion then the lenders will increase the term loan facility by the difference between $1.0 billion and the available amount under the revolver, and the revolving credit facility will be reduced on a dollar-for-dollar basis.

        GSCP, Citigroup, LBI and Wachovia Securities have been appointed as joint lead arrangers and joint bookrunners for the Senior Facilities. It is expected that an entity to be determined will act as administrative agent for the Senior Facilities, with CIT Corp. expected to act as administrative agent for the asset-based revolving credit facility.

        Interest Rate and Fees.    Loans under the Senior Facilities are expected to bear interest, at the Borrower's option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus a spread. After the Borrower's delivery of financial statements with respect to at least one full fiscal quarter ending after the effective date of the merger, interest rates under the Senior Facilities shall be subject to pricing grids to be agreed upon between the Borrower and the Debt Financing Sources and, in the case of the term credit facility, such grid will be based on a senior secured leverage ratio (which means the ratio of the Borrower's total net senior secured debt to adjusted EBITDA).

        Guarantors.    All obligations under the Senior Facilities and under any interest rate protection, currency exchange, or other hedging or swap arrangement entered into with a lender or any of its affiliates will be unconditionally guaranteed jointly and severally by each of the existing and subsequently acquired or organized direct and indirect, wholly owned domestic subsidiaries of the Borrower (other than certain subsidiaries to be mutually agreed upon).

        Security.    The obligations of the Borrower and the guarantors under the term credit facility and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, (1) on a first-lien basis, by all the capital stock of the Borrower and its subsidiaries (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries) directly held by the Borrower or any guarantor, (2) on a first-lien basis, by substantially all present and future assets of the Borrower and each guarantor (other than account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts) and (3) on a second lien basis, by all account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts. The obligations of the Borrower and the guarantors under the revolving credit facility and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first-lien basis, by all account receivables, inventory, cash, deposit accounts and the intangible assets and proceeds relating to such account receivables, inventory, cash and deposit accounts. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be agreed upon.

        Other Terms.    The Senior Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Senior Facilities will also include customary events of defaults including a change of control to be defined.

Bridge Facilities

        The Borrower is expected to issue up to $2.1 billion aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes. The notes will not be registered under the Securities Act and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

        If the offering of notes by the Borrower is not completed on or prior to the closing of the merger, the Debt Financing Sources have committed to provide up to $2.1 billion in loans comprised of a senior unsecured increasing rate bridge facility of up to $1.45 billion, including a senior unsecured PIK option bridge facility of up to $725 million and a senior subordinated bridge facility of up to $650 million. The Borrower would be the borrower under each bridge facility. The bridge facilities will be guaranteed (on a senior subordinated basis, in the case of the senior subordinated bridge facility) by the domestic subsidiaries of the surviving corporation that guarantee the Senior Facilities.

        GSCP, Citigroup, LBI and Wachovia Securities have been appointed as joint lead arrangers and joint bookrunners for each of the bridge facilities

Equity Financing

        Pursuant to an equity commitment letter, dated March 11, 2007, KKR 2006 Fund L.P. has agreed to cause up to $2.775 billion of cash to be contributed to Parent, which will constitute the equity portion of the merger financing. Such equity commitment obligation may be assigned to affiliates and other co-investors, provided KKR 2006 Fund L.P. remains obligated to perform such obligation to the extent not performed by such assignee. As of the date of this proxy statement, KKR 2006 Fund L.P. has assigned (i) $300 million of its commitment to Citigroup Global Markets Inc. (the "Bridge Financing Source"), (ii) $200 million of its commitment to Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P. and CPE Co-Investment (Dollar General) LLC, and (iii) $500 million of its commitment to GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG and GS Capital Partners VI Offshore Fund, L.P., which such entities may further assign up to $100 million in the aggregate to affiliated funds or entities (provided, such entities will remain obligated for their commitments to the extent not performed by such assignee). KKR 2006 Fund L.P. and the Bridge Financing Source may further assign their commitments in the future.

        The equity commitments described above are generally subject to the satisfaction or waiver of all of the conditions to the obligations of Parent and Merger Sub to effect the closing of the merger under the merger agreement in accordance with its terms.

        The equity commitment letter provided by KKR 2006 Fund L.P. will terminate:

  •
  upon the valid termination of the merger agreement;

  •
  if Parent or Merger Sub breaches any representation, warranty, covenant or agreement under the merger agreement;

  •
  if Dollar General or any of its affiliates asserts a claim against KKR 2006 Fund L.P. under its guarantee (described below);

  •
  if any person other than Parent seeks to enforce (or cause Parent to enforce) the equity commitment letter; or

  •
  if KKR 2006 Fund L.P. has paid all of its obligations under the guarantee.

Guarantee; Remedies

        In connection with the merger agreement, KKR 2006 Fund L.P. (which we refer to as guarantor) provided Dollar General a guarantee of certain payment obligations of Parent, including the parent termination fee described below, up to a maximum amount equal to $225 million. The guarantee may be assigned in connection with any assignment of the equity commitment and has been assigned by KKR 2006 Fund L.P. in connection with the assignments described above (other than the assignment to the Bridge Financing Source); however, no such assignment relieves the guarantor of its obligation to Dollar General under the guarantee. The guarantee will remain in full force and effect until the earliest of (1) the effective time of the merger (but only if Parent's obligation to deposit the merger consideration with the paying agent has been performed in full), (2) termination of the merger agreement in accordance with its terms by mutual consent of Parent and Dollar General under circumstances set forth in the merger agreement in which Parent and Merger Sub would not be obligated to pay the termination fee payable by Parent or otherwise make payments pursuant to the merger agreement and (3) the one-year anniversary of any termination of the merger agreement pursuant to which Parent and Merger Sub are obligated to make termination payments, provided that the guarantee will not terminate as to any claim for payments for which notice has been given to the respective guarantor prior to such one year anniversary until final resolution of such claim. However, if we bring certain legal claims relating to certain provisions of the guarantee with respect to the merger and related transactions, then (1) the guarantor's obligations under the guarantee may terminate and (2) the guarantor may be entitled to recover certain payments made to Dollar General under the guarantee.

        We cannot seek specific performance to require Parent or Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is a termination fee of $225 million payable to us under the circumstances described under "The Merger Agreement—Fees and Expenses" beginning on page 58. The merger agreement also provides that in no event can we seek to recover in excess of $225 million for a breach of the merger agreement by Parent or Merger Sub.

Interests of the Company's Directors and Executive Officers in the Merger

  Pre-Existing Employment Agreements and Other Arrangements

        We are a party to employment agreements with each of David A. Perdue (our Chairman and Chief Executive Officer), David M. Tehle (our Executive Vice President and Chief Financial Officer), Beryl J. Buley (our Division President—Merchandising, Marketing and Supply Chain), Kathleen R. Guion (our Division President—Store Operations and Store Development), Susan S. Lanigan (our Executive Vice President and General Counsel), Challis M. Lowe (our Executive Vice President, Human Resources), Anita C. Elliott (our Senior Vice President & Controller) and Wayne Gibson (our Senior Vice President—Dollar General Markets). In addition, we have a Letter of Agreement regarding employment with David L. Beré (our President and Chief Operating Officer). We refer to all of these persons as the "Executive Officers."

        Mr. Perdue's employment agreement provides that, in the event of his termination of employment by us for any reason other than death, disability or "cause" (as defined in the agreement) or by Mr. Perdue for "good reason" (as defined in the agreement) within the two-year period immediately following a change in control of Dollar General, upon execution of a release of certain claims against us and our affiliates in the form attached to his employment agreement, Mr. Perdue will be entitled to the payment of any earned but unpaid base salary, expenses and vacation pay that have accrued through the termination date, any other unpaid accrued amount or benefit required under any employee benefit plan in which he participates, any unpaid compensation previously deferred, together with any accrued interest or earnings (unless Mr. Perdue has elected a different payout date in a prior deferral election or unless the plan provides for another payout date), and a lump sum severance payment equal to three times the sum of his annual base salary in effect on his service termination date and his actual annual incentive bonus earned in the year immediately prior to the year in which his employment terminated (or his target annual incentive bonus for the year in which the termination occurs, if greater). In addition, for 36 months after his termination date, we will pay the premium of his participation in our retiree medical plan, if any, in accordance with his elected coverage in place on his termination date (no such retiree medical plan is currently in place). We will also gross-up our payments of those premiums to the extent they are taxable to Mr. Perdue. If any payments or benefits to Mr. Perdue that are contingent on the completion of the merger would cause him to be subject to the excise tax under federal income tax rules, we will pay an additional amount to him to cover the excise tax and any resulting taxes. However, if after receiving this payment Mr. Perdue's after-tax benefit is not at least $25,000 more than it would be without this payment, then it will not be made and the severance plan and other benefits due will be reduced so that an excise tax is not incurred. The completion of the merger will constitute a change in control for purposes of Mr. Perdue's employment agreement. If Mr. Perdue's employment were terminated other than for death, disability or cause, or by Mr. Perdue for good reason immediately following the completion of the merger, Mr. Perdue would be entitled to cash severance payments in the aggregate amount of approximately $6,798,000.

        The employment agreements with Messrs. Tehle and Buley and Mss. Guion, Lanigan and Lowe provide that, in the event of the executive's termination of employment by us (or a successor) without cause (and other than due to death or disability) or by the executive for good reason within two years following a change in control (as defined in the agreements), in addition to any earned but unpaid base salary through the service termination date, along with any other benefits owed under any of our plans or agreements covering the executive (which benefits will be governed by the terms of that plan or agreement), upon execution of a release of certain claims against us and our affiliates in the form attached to the executive's employment agreement, the executive will be entitled to severance payments consisting of a lump-sum payment equal to two times the executive's annual base salary in effect immediately prior to the change in control plus two times the executive's target incentive bonus in effect immediately prior to the change in control and a lump-sum payment equal to two times our annual contribution for the executive's participation in our medical, dental and vision benefits program. We will also provide the executive with outplacement services, at our expense, for one year or, if earlier, until other employment is secured. If any payments or benefits to the executives that are contingent on the completion of the merger would cause any of them to be subject to the excise tax under federal income tax rules, we will pay an additional amount to the executive to cover the excise tax and any resulting taxes. However, if after receiving this payment the executive's after-tax benefit is not at least $25,000 more than it would be without this payment, then it will not be made and the severance and other benefits due will be reduced so that an excise tax is not incurred. The completion of the merger will constitute a change in control for purposes of the executives' employment agreements. If the executives' employment were terminated other than for death, disability or cause, or by the executive for good reason, immediately following the completion of the merger, Messrs. Tehle and Buley and Mss. Guion, Lanigan and Lowe would be entitled to cash severance payments in the aggregate amount of approximately $1,988,588, $1,964,938, $1,710,760, $1,410,758 and $1,404,850, respectively.

        The employment agreements with Ms. Elliott and Mr. Gibson provide that, in the event of the executive's termination of employment by us (or a successor) without cause (and other than due to death or disability) or by the executive for good reason within two years following a change in control (as defined in the agreements), in addition to any earned but unpaid base salary through the service termination date, along with any other benefits owed under any of our plans or agreements covering the executive (which benefits will be governed by the terms of that plan or agreement), upon execution of a release of certain claims against us and our affiliates in the form attached to the executive's employment agreement, the executive will be entitled to severance payments consisting of a lump-sum payment equal to two times the executive's annual base salary in effect immediately prior to the change in control plus two times the executive's target incentive bonus in effect immediately prior to the change in control and a lump-sum payment equal to two times our annual contribution for the executive's participation in our medical, dental and vision benefits program. We will also provide the executive with outplacement services, at our expense, for one year or, if earlier, until other employment is secured. If any payments or benefits to the executives that are contingent on the completion of the merger would cause any of them to be subject to the excise tax on excess parachute payments under federal income tax rules, we will reduce the amount payable to the executive so that no amount paid will subject to the excise tax. However, if the executive's after-tax benefit determined without the reduction will be at least $25,000 more than it would be with the reduction, then we will not implement the reduction, and the severance and other benefits due will be paid in full and subject to the excise tax. The completion of the merger will constitute a change in control for purposes of the executives' employment agreements. If the executives' employment were terminated other than for death, disability or cause, or by the executive for good reason, immediately following the completion of the merger, Ms. Elliott and Mr. Gibson would be entitled to cash severance payments in the aggregate amount of approximately $871,805 and $1,162,622, respectively.

        Mr. Beré's Letter of Agreement provides that, in the event of his termination of employment by us (or a successor) without cause (and other than due to death or disability) or by him for good reason (each of "cause" and "good reason" as defined in the agreement), upon execution of a release of certain claims against us and our affiliates in a form acceptable to us and if he agrees to non-compete, non-solicitation and confidentiality limitations, all on the same terms as are customarily required or our Executive Officers, he will be entitled to severance payments consisting of an amount, payable in equal installments over a 12 month period, equal to his annual base salary in effect on his termination date. If Mr. Beré's employment were terminated for one of the reasons identified above immediately following the completion of the merger, he would be entitled to cash severance payments in the aggregate amount of approximately $700,000.

  Equity Awards

Restricted Stock Units

        At the effective time of the merger, all restricted stock units issued and outstanding under our equity incentive plans will become fully vested and will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $22.00, without interest and less any applicable withholding taxes. The table below sets forth the number and aggregate value of restricted stock units held by the Named Executive Officers and directors as of March 29, 2007.

Name	Number of RSUs	Aggregate Value
David A. Perdue	529,171.86	$11,641,780.92
David L. Beré	14,082.56	$309,816.32
David M. Tehle	29,248.88	$643,475.36
Beryl J. Buley	36,768.92	$808,916.24
Kathleen R. Guion	28,432.07	$625,505.54
Susan S. Lanigan	20,610.07	$453,421.54
Challis M. Lowe	28,060.45	$617,329.90
Anita C. Elliott	12,889.67	$283,572.74
Wayne Gibson	14,103.20	$310,270.40
Dennis C. Bottorff	14,082.56	$309,816.32
Barbara L. Bowles	14,082.56	$309,816.32
Reginald D. Dickson	14,082.56	$309,816.32
E. Gordon Gee	14,082.56	$309,816.32
Barbara M. Knuckles	14,082.56	$309,816.32
J. Neal Purcell	14,062.38	$309,372.36
James D. Robbins	14,082.56	$309,816.32
Richard E. Thornburgh	4,629.82	$101,856.04
David M. Wilds	14,082.56	$309,816.32

  Restricted Shares

        At the effective time of the merger, except as otherwise agreed by a holder and Parent, each award of restricted company common stock issued and outstanding under our equity incentive plans or otherwise and any accrued stock dividends will become fully vested and will be converted into the right to receive a cash payment equal to the number of shares of restricted company common stock multiplied by $22.00, without interest and less any applicable withholding tax. The table below sets forth the number and aggregate value of shares of restricted company common stock held by the Executive Officers as of March 29, 2007. None of our directors, other than Mr. Perdue, held any restricted company common stock as of that date.

Name	Number of Restricted Shares	Aggregate Value
David A. Perdue	31,546	$694,012.00
David M. Tehle	5,000	$110,000.00

  Deferred Equity Units

        At the effective time of the merger, all deferred amounts held in unit accounts denominated in shares of our common stock under our Compensation Deferral Plan (which we refer to as CDP), our Supplemental Executive Retirement Plan (which we refer to as SERP) and our Deferred Compensation Plan for Non-Employee Directors (which we refer to as DDC) will vest and be converted into cash equal to the number of shares deemed held in such unit accounts multiplied by $22.00, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such unit account, less any required withholding taxes. The table below sets forth the number and aggregate value of shares of deferred amounts held in unit accounts by the Named Executive Officers and directors as of March 29, 2007.

Name	Number of Deferred Equity Units	Aggregate Value
David A. Perdue	0	$0
David L. Beré	0	$0
David M. Tehle	0	$0
Beryl J. Buley	0	$0
Kathleen R. Guion	0	$0
Susan S. Lanigan	0	$0
Challis M. Lowe	0	$0
Anita C. Elliott	0	$0
Wayne Gibson	0	$0
Dennis C. Bottorff	0	$0
Barbara L. Bowles	0	$0
Reginald D. Dickson	0	$0
E. Gordon Gee	0	$0
Barbara M. Knuckles	5,122	$112,684
J. Neal Purcell	7,207	$158,554
James D. Robbins	0	$0
Richard Thornburgh	0	$0
David M. Wilds	0	$0

  Stock Options

        At the effective time of the merger, except as otherwise agreed to by the holder and Parent, all outstanding options to acquire our common stock issued and outstanding under our equity incentive plans or otherwise will become fully vested and, subject to the terms of those equity incentive plans, be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $22.00 exceeds the exercise price, without interest and less any applicable withholding taxes. The table below includes the number, weighted average exercise price and aggregate value of options to acquire our common stock held by the Executive Officers and directors as of March 29, 2007.

	In-The-Money Options (1)			Underwater Options to be Cancelled in the Merger(2)
	Number of Shares Underlying Options	Weighted Avg. Exercise Price	Aggregate Value	Number of Shares Underlying Options
David A. Perdue	1,313,630	$14.73	$9,555,223	0
David L. Beré	9,444	$12.71	$87,751	0
David M. Tehle	235,217	$18.94	$720,034	63,000
Beryl J. Buley	195,683	$17.99	$784,780	0
Kathleen R. Guion	200,483	$19.52	$497,956	50,300
Susan S. Lanigan	186,333	$18.44	$663,706	42,000
Challis M. Lowe	127,733	$18.90	$396,380	0
Anita C. Elliot	76,767	$18.93	$235,602	0
Wayne Gibson	93,767	$19.01	$280,102	0
Dennis C. Bottorff	23,299	$15.52	$151,026	0
Barbara L. Bowles	12,780	$14.21	$99,565	0
Reginald D. Dickson	23,568	$15.34	$156,906	0
E. Gordon Gee	15,938	$15.16	$109,039	0
Barbara M. Knuckles	17,842	$16.90	$90,942	0
J. Neal Purcell	0	N/A	N/A	0
James D. Robbins	9,345	$12.84	$85,579	0
Richard E. Thornburgh	0	N/A	N/A	0
David M. Wilds	23,568	$15.34	$156,906	0

(1)
Exercise price of the options is below the $22.00 per share merger consideration.

(2)
Exercise price of options exceeds the $22.00 per share merger consideration.

Compensation Deferral Plan (CDP) and Supplemental Executive Retirement Plan (SERP)

        The CDP, in which the Executive Officers participate, and the associated grantor trust agreement provide that the full amount of the benefits due under the CDP will be funded in the grantor trust within 30 days following a change in control of Dollar General, and will be payable in accordance with the terms of the CDP and trust. The completion of the merger will constitute a change in control for purposes of the CDP. Upon completion of the merger, Messrs. Perdue, Beré, Tehle, Buley and Gibson and Mss. Guion, Lanigan, Lowe and Elliott will have benefits under the CDP having approximate values as determined on March 29, 2007 of $344,685, $11,725, $114,291, $79,012, $46,105, $121,563, $34,890, $62,460 and 136,958, respectively.

        The SERP, in which the Executive Officers other than Mr. Perdue participate, provides that, in the event of a change in control of Dollar General, benefits will become immediately vested. The associated grantor trust agreement provides that the full amount of the benefits due under the SERP will be funded in the grantor trust within 30 days following a change in control and will be payable in accordance with the terms of the SERP and the trust. The completion of the merger will constitute a change in control for purposes of the SERP. Messrs. Beré and Tehle and Mss. Guion and Lowe are already vested in benefits under the SERP having approximate values as determined on March 29, 2007 of $0, $95,931, $78,460 and $39,407, respectively. Upon the completion of the merger, Messrs. Buley and Gibson and Mss. Lanigan and Elliott would become vested in benefits under the SERP having an approximate value of $35,628, $18,899, $101,016 and $15,815, respectively, as determined on March 29, 2007.

  Director Deferred Compensation Plan (DDC)

        We sponsor a voluntary nonqualified compensation deferral plan in which our non-employee directors are eligible to participate. All deferred compensation held in directors' accounts will be fully funded in the existing grantor trust and will be immediately due and payable within 15 days following a change in control of Dollar General. The completion of the merger will constitute a change in control for purposes of the DDC. The aggregate balance held by our directors under the deferred compensation plan as of March 29, 2007 is $311,797.

  Individual Supplemental Executive Retirement Plan for Mr. Perdue

        We maintain an individual supplemental executive retirement plan for Mr. Perdue that provides that, in the event of his termination by us without cause at any time or his voluntary resignation for good reason within two years after a change in control of Dollar General, Mr. Perdue will be deemed to have five additional years of credited service and his compensation will be deemed to continue for purposes of calculating his vesting and benefit. The SERP provides that the full amount of benefits due will be funded into the existing grantor trust within 30 days following a change in control of Dollar General and payable in accordance with the terms of the plan. The completion of the merger will constitute a change in control for purposes of the plan and trust. The amount that would be funded into the grantor trust upon completion of the merger assuming an estimated closing date of July 31, 2007, is approximately $5,873,086.

  New Employment Arrangements

        As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with KKR, Parent or Merger Sub or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. However, prior to the closing, some or all of our executive officers may discuss or enter into such arrangements and/or amendments to their existing agreements.

  Indemnification and Insurance

        Parent and Merger Sub agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries as provided in their respective charters or by-laws or other organizational documents or in any agreement as in effect on the date of the merger agreement will survive the merger and continue in full force and effect. Parent and the surviving corporation will maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company's and any of its subsidiaries' charters and by-laws or similar organizational documents in effect immediately prior to the effective time of the merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date of the merger agreement, and will not, for a period of six years from the date of the merger agreement, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of the Company or any of its subsidiaries and all rights to indemnification thereunder in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim.

        From and after the effective time of the merger, the surviving corporation will, and in the event the coverage under the directors' and officers' liability insurance policies referred to in the immediately following paragraph has been fully paid by all applicable carriers or is otherwise no longer available,

Parent will, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the effective time of the merger in connection with such person's serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company.

        For a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries or cause to be provided substitute policies or purchase, or cause the surviving corporation to purchase, a "tail policy," in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time of the merger. However, after the effective time of the merger, Parent will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 500% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of the coverage required to be obtained, but in such case will purchase as much coverage as reasonably practicable for such amount. If the surviving corporation purchases a "tail policy" and the coverage costs more than 500% of such last annual premium, the surviving corporation will purchase the maximum amount of coverage that can be obtained for 500% of such last annual premium. At the Company's option, the Company may purchase, prior to the effective time of the merger, a six-year prepaid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of Dollar General common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

        The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, shareholders subject to the alternative minimum tax, partnerships or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, shareholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, shareholders who acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights, if available), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

        The tax consequences to shareholders that hold our common stock through a partnership or other pass-through entity, generally, will depend on the status of the shareholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.

        This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

        Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.    The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the shareholder's adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a shareholder's holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

        Backup Withholding and Information Reporting.    A shareholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such shareholder is entitled pursuant to the merger, unless the shareholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each shareholder should complete and sign the substitute Internal Revenue Service ("IRS") Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a shareholder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

        Under the provisions of the HSR Act, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. On March 23, 2007, Dollar General and KKR 2006 Fund L.P. filed their respective notification and report forms with the FTC and the Antitrust Division. The FTC granted early termination of the applicable waiting period on April 2, 2007.

        At any time before or after the merger, the Antitrust Division, the FTC, or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Dollar General, Parent, or their subsidiaries and affiliates. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

        There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Under the terms of the merger agreement, Parent is obligated—without limitation—to use its best efforts to sell, divest or otherwise dispose of, or to take any action that would limit its freedom of action with respect to, any business, product line or assets of Dollar General, Parent, or any of their respective subsidiaries or affiliates, in each case as may be required in order to resolve any objections under the antitrust laws to the merger or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying beyond the end date the consummation of the merger.

Delisting and Deregistration of Common Stock

        If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

        Subsequent to the announcement of the merger agreement, Dollar General, its directors, and in certain cases KKR and Buck Holdings, L.P. and Buck Acquisition Corp., were named in seven putative class actions alleging claims for breach of fiduciary duty and aiding and abetting such alleged breaches arising out of the proposed sale of the Company to Parent. The cases are captioned City of Miami General Employees' & Sanitation Employees' Retirement Trust and Louisiana Sheriffs' Pension and Relief Fund v. David A. Perdue, et al. (the "City of Miami Complaint"), Lee S. Grubman v. Dollar General Corporation, et al. (the "Grubman Complaint"), William Hochman, IRA v. Dollar General Corporation, et al. (the "Hochman Complaint"), Helene Hutt v. Dollar General Corporation, et al. (the "Hutt Complaint"), Shalom Rechdiener v. David L. Beré, et al. (the "Rechdiener Complaint"), Catherine Rubbery v. Dollar General Corporation, et al. (the "Rubbery Complaint"), and David B. Shaev, IRA v. David A. Perdue, et al., Case No. 07-C736 (the "Shaev Complaint"). The City of Miami Complaint, the Grubman Complaint, the Hochman Complaint, the Hutt Complaint, the Rubbery Complaint, and the Shaev Complaint were each brought in the Chancery Court of Davidson County, Tennessee, and the Rechdiener Complaint was brought in the Circuit Court of Davidson County, Tennessee. The six cases filed in the Chancery Court have been, or are in the process of being, transferred to the Circuit Court of Davidson County, where the first-filed case, the Rechdiener Complaint, is filed. Dollar General expects that once all of the Chancery Court cases have been transferred to the Circuit Court they will be consolidated before the same Circuit Court Judge, which will allow these cases to be litigated as a single matter. Each of the complaints alleges, among other things, that the $22.00 per share price of the proposed transaction is inadequate and that the process leading to the transaction was unfair. The plaintiffs seek, among other things, an injunction enjoining completion of the transaction and, in certain cases, compensatory damages.

        Dollar General believes that each of the foregoing lawsuits is without merit and intends to defend these actions vigorously.

Amendment to Dollar General's Shareholder Rights Agreement

        On March 12, 2007, Dollar General and Registrar and Transfer Company (the "Rights Agent") entered into a Second Amendment to the Rights Agreement dated February 29, 2000, as amended August 30, 2006, between the Company and the Rights Agent. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the Rights Agreement.

THE MERGER AGREEMENT

        The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

        The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. It is not intended to provide any factual information about the Company. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

        The merger agreement provides for the merger of Merger Sub with and into Dollar General upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Dollar General will continue to exist following the merger. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Dollar General will be the initial officers of the surviving corporation.

Effective Time; Marketing Period

        The effective time of the merger will occur at the time that we file the articles of merger with the Secretary of State of the State of Tennessee on the closing date of the merger (or such later time as Parent and Dollar General may agree and as provided in the articles of merger). The closing date will occur on the date following the satisfaction or waiver of the conditions described under "—Conditions to the Merger" beginning on page 55 that is the earlier to occur of a date during the Marketing Period (as defined below) specified by Parent on at least three business days' notice to us and the final day of the Marketing Period, or such other date as Dollar General and Parent may agree.

        For purposes of the merger agreement, "Marketing Period" means the first period of twenty consecutive business days during which (i) Parent has received certain required, current financial information from us and (ii) the mutual closing conditions have all been satisfied and nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Merger Sub to fail to be satisfied assuming the closing date was to be scheduled at any time during such 20 business day period. Furthermore, if the Marketing Period has not ended on or prior to August 16, 2007, the Marketing Period will commence no earlier than September 4, 2007.

        The purpose of the Marketing Period is to provide Parent a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitment for the purposes of financing the merger. To the extent Parent determines it does not need the benefit of the Marketing Period to market and place the debt financing, it may, in its sole discretion, determine to waive the Marketing Period and close the merger prior to the expiration of the Marketing Period if all closing conditions are otherwise satisfied or waived.

Merger Consideration

        Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $22.00 in cash, without interest and less certain applicable withholding taxes, other than the following shares:

  •
  shares held by any direct or indirect wholly owned subsidiary of Dollar General (which will remain outstanding); and

  •
  shares owned, directly or indirectly, by Parent or Merger Sub, or held by Dollar General (other than any such shares held on behalf of third parties or shares held in the trust that funds the obligations under certain Company employee benefit plans) (which will be cancelled without any consideration).

        After the merger is effective, each holder of any shares of our common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Treatment of Options and Other Awards

        Stock Options.    Immediately prior to the effective time of the merger, except as separately agreed by Parent and a holder thereof, all outstanding options to acquire our common stock, whether or not then vested or exercisable, will become fully vested (based on a deemed achievement of performance awards at the maximum level, if applicable) and be converted into the right to receive, on or as soon as reasonably practicable after the effective time of the merger, but in any event within five business days thereafter, a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $22.00 exceeds the exercise price, without interest and less any applicable withholding taxes.

        Restricted Shares.    Immediately prior to the effective time of the merger, except as separately agreed by Parent and a holder thereof, each outstanding share of restricted stock and any accrued stock dividends will vest in full and be converted into the right to receive $22.00 in cash, less any required withholding taxes. The surviving corporation will vest and pay all cash dividends accrued on such shares of restricted stock to the holders thereof within five business days after the effective time of the merger.

        Restricted Stock Units.    Immediately prior to the effective time of the merger, each restricted stock unit in respect of a share of our common stock will vest in full and be converted into the right to receive $22.00 in cash, less any required withholding taxes, and the holder will be paid as soon as reasonably practicable after the date on which the effective time of the merger occurs, but in any event within five business days thereafter, an aggregate amount of cash as the holder would have been entitled to receive had such restricted stock unit been vested in full and settled immediately prior to the effective time of the merger.

        Deferred Equity Units.    Immediately prior to the effective time of the merger, all amounts held in participant accounts and denominated in our common stock under our CDP/SERP, as amended and restated effective November 1, 2004 (and as amended through the date of the merger agreement) and Deferred Compensation Plan for Non-Employee Directors, will vest in full and be converted into cash equal to $22.00 multiplied by the number of shares deemed held in such participant accounts, payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such participant account, less any required withholding taxes.

Exchange and Payment Procedures

        At or immediately subsequent to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a U.S. bank or trust company chosen by Parent and approved in advance by us (our approval not to be unreasonably withheld), sufficient cash to pay the merger consideration to each holder of shares of Dollar General common stock. As soon as reasonably practicable after the effective time of the merger and in any event not later than five business days following the effective time, this bank or trust company, which we refer to as the paying agent, will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

        You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

        You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

        No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

        At the effective time of the merger, our stock transfer books will be closed and there will be no further transfers on our stock transfer books of shares of Dollar General common stock that were outstanding immediately prior to the effective time of the merger other than to settle transfers of such shares that occurred before the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

        Any portion of the merger consideration deposited with the paying agent that remains undistributed to former holders of our common stock for one year after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. None of Dollar General, Parent, Merger Sub, the surviving corporation, the paying agent or any other person will be liable to any former holders of Dollar General common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

        If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit, in form and substance reasonably acceptable to Parent, of the loss, theft or destruction, and if required by Parent or the paying agent, post an indemnity agreement or, at the election of Parent or the paying agent, a bond in a customary amount sufficient to protect it or the surviving corporation against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

        All cash paid upon surrender of certificates in accordance with the above terms will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock formerly represented by such certificates.

Representations and Warranties

        The merger agreement contains representations and warranties by each of the parties to the merger agreement made to each other as of a specific date. These representations and warranties (and the assertions embodied therein) have been made solely for the benefit of the other parties to the merger agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. In general, certain standards of materiality may apply in a way that is different from what may be viewed as material to you or other investors. The representations and warranties were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

        In the merger agreement, Dollar General made representations and warranties relating to, among other things:

  •
  our and our subsidiaries' proper organization, good standing and qualification to do business;

  •
  our capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

  •
  our subsidiaries and our equity interests in them;

  •
  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the adoption and recommendation of our board of directors of the merger, the merger agreement and the other transactions contemplated by the merger agreement;

  •
  the enforceability of the merger agreement against us;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  the absence of conflicts with or defaults under our or our subsidiaries' governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

  •
  our SEC filings since January 1, 2004, including financial statements contained therein;

  •
  the absence of undisclosed liabilities;

  •
  our and our subsidiaries' permits and compliance with applicable legal requirements;

  •
  environmental matters;

  •
  matters relating to our and our subsidiaries' employee benefit plans;

  •
  absence of related-party transactions;

  •
  the absence of certain changes relating to us or our subsidiaries since November 3, 2006 and the absence of a material adverse effect since February 3, 2006;

  •
  investigations, legal proceedings and governmental orders;

  •
  accuracy and compliance with applicable securities law of the information supplied by Dollar General for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

  •
  tax matters;

  •
  employment and labor matters affecting us or our subsidiaries;

  •
  intellectual property;

  •
  real property;

  •
  the required vote of our shareholders in connection with the approval of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

  •
  material contracts and performance of obligations thereunder;

  •
  the absence of undisclosed brokers' fees;

  •
  the receipt by the board of directors of a fairness opinion from Lazard Frères & Co. LLC; and

  •
  state takeover statutes and our rights agreement.

        Many of Dollar General's representations and warranties are qualified by a "Company Material Adverse Effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has or is reasonably expected to have a Company Material Adverse Effect). "Company Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (1) subject to the excepted events below, has, or would be reasonably expected to have, a material adverse effect on or with respect to business, results of operation or financial condition of Dollar General and its subsidiaries taken as a whole, or (2) that prevents or materially delays or materially impairs Dollar General's ability to consummate the merger.

        A "Company Material Adverse Effect" for purposes of clause (1) above will not have occurred, however, as a result of any fact, circumstance, event, change, effect or occurrence:

  •
  generally affecting the retail industry, or the economy or the financial or securities markets, in the United States, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Dollar General or any of its subsidiaries);

  •
  reflecting or resulting from changes in law or U.S. generally accepted accounting principles (referred to as GAAP); or

  •
  resulting from actions by Dollar General that Parent has expressly requested, or to which Parent has expressly consented or resulting from the announcement of the merger or the proposal thereof or the merger agreement and the transactions contemplated thereby, except to the extent that, in the case of the first two bullets above, the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to Dollar General and its subsidiaries, taken as a whole.

        The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

  •
  their organization, valid existence and good standing;

  •
  their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

  •
  the enforceability of the merger agreement as against Parent and Merger Sub;

  •
  the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

  •
  the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

  •
  accuracy of the information supplied by Parent or Merger Sub for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement;

  •
  validity of debt and equity financing commitments;

  •
  the ownership and lack of prior operations of Merger Sub;

  •
  the absence of undisclosed brokers' fees;

  •
  the absence of contracts between Parent, Merger Sub and the guarantor on the one hand and our officers and directors on the other hand relating to the transactions contemplated by the merger agreement;

  •
  investigations, legal proceedings and governmental orders;

  •
  the guarantor's delivery of the guarantee;

  •
  the solvency of the surviving corporation; and

  •
  their access to information about us.

        Some of Parent's and Merger Sub's representations and warranties are qualified by a "Parent Material Adverse Effect" standard. For the purposes of the merger agreement, "Parent Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the merger on a timely basis, or would be reasonably expected to do so.

        The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

        Under the merger agreement, we have agreed that, subject to certain exceptions and unless Parent gives its prior written consent, between March 11, 2007 and the effective time of the merger, we and our subsidiaries will:

  •
  conduct business in all materials respects in the ordinary course consistent with past practice; and

  •
  use commercially reasonable efforts to maintain and preserve intact our and our subsidiaries' business organization and business relationships, preserve our and our subsidiaries' assets, rights and properties in good repair and condition and to retain the services of our and our subsidiaries' key officers and key employees, in each case, in all material respects.

        We have also agreed that, between March 11, 2007 and the effective time of the merger, subject to certain exceptions or unless Parent gives its prior written consent, Dollar General will not, and will cause each of its subsidiaries not to:

  •
  adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or rights or otherwise amend the terms of its capital stock or other equity interests or rights;

  •
  make, declare or pay any dividend or make any other distribution on any shares of capital stock or other equity interests (other than dividends by our subsidiaries to us or one of our direct or indirect wholly owned subsidiaries consistent with past practice, and regular quarterly dividends not exceeding $0.05 per share, consistent with past practice as to timing, except that no quarterly dividend will be declared with respect to the quarter in which the effective time of the merger occurs unless the effective time of the merger is after the record date for such quarter), or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of capital stock of other equity interests (except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or settlement of other awards or obligations outstanding as of March 11, 2007 or permitted by the merger agreement to be granted after that date);

  •
  grant any person any right to acquire any shares of its capital stock or other equity interests;

  •
  issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except pursuant to the exercise of stock options or settlement of other awards outstanding as of March 11, 2007 (or permitted by the merger agreement to be granted after that date) or as required under any Company benefit plan;

  •
  purchase, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate (other than (x) sales of inventory, or (y) commodity, purchase, sale or hedging agreements, which can be terminated on 90 days or less notice without penalty, in each case in the ordinary course of business consistent with past practice);

  •
  make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures (x) for the Company's fiscal year ended January 31, 2008 to exceed $200 million, taking into account reasonably anticipated expenditures for the balance of the year as well as expenditures already committed to or made or (y) for any month to exceed $35 million;

  •
  except (i) ordinary course loans pursuant to the Company 401(k) Savings & Retirement Plan and advances for business expenses pursuant to Company benefit plans and (ii) for borrowings under the Company's existing credit and securitization facilities in the ordinary course of business and consistent with past practice, incur, create, assume or otherwise become liable for, or repay or prepay any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness or debt securities of any other person, or any "keep well" or other agreement to maintain any financial statement condition of another person, or to amend, modify or refinance any of the foregoing, in each case in an amount in excess of $10,000,000 in any transaction or series of related transactions, or in excess of $25,000,000 in the aggregate;

  •
  make any investment in excess of $10,000,000 individually or $25,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

  •
  make any acquisition of another person or business in excess of $10,000,000 individually or $25,000,000 in the aggregate, whether by merger, purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition (including any conditional or installment sale contract or other retention contract relating to purchased property);

  •
  except in the ordinary course of business consistent with past practice and on terms not materially adverse to Dollar General and its subsidiaries, taken as a whole, enter into, renew, extend, materially amend, fail to renew, cancel or terminate any material contract other than permitted loan agreements;

  •
  except to the extent required by law or by contracts in existence as of March 11, 2007 or by the Company benefit plans:

•
increase the compensation or benefits of any of its employees, independent contractors or directors, other than immaterial increases in base salary in the ordinary course of business consistent with past practice;

•
amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to Dollar General or any of its subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of independent contractors or directors; or

•
accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•
(A) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to the merger agreement or the transactions contemplated by the merger agreement), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (x) not in excess of $5,000,000 individually or $10,000,000 in the aggregate or (y) with respect to settlements of any workers' compensation claims, consistent with the reserves reflected in Dollar General's balance sheet at November 3, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, Dollar General or any of its subsidiaries or (B) waive any claims or rights of substantial value;

•
amend or waive any material provision of its organizational documents or of the Dollar General Rights Agreement or, in the case of Dollar General, enter into any agreement with any of its shareholders in their capacity as such;

•
enter into any "non-compete" or similar agreement that would materially restrict the businesses of the surviving corporation or its subsidiaries or affiliates;

•
enter into any new line of business outside its existing business;

•
enter into any new lease or amend the terms of any existing lease of real property which would require payments over the remaining term of such lease in excess of $10 million (excluding any renewal terms);

  •
  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than among wholly owned subsidiaries);

  •
  implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, applicable law or regulatory guidelines;

  •
  other than in the ordinary course of business consistent with past practice:

•
change any method of tax accounting;

•
enter into any closing agreement with respect to material taxes;

•
settle or compromise any material liability for taxes;

•
make, revoke or change any material tax election;

•
agree to any adjustment of any material tax attribute

•
file or surrender any claim for a material refund of taxes;

•
execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes; or

•
file any material amended tax return or obtain any material tax ruling; or

•
agree or commit to do any of the foregoing.

        Except as required by applicable law or contemplated by the merger agreement, the parties have agreed not to take any action between March 11, 2007 and the effective time of the merger which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of such party to the merger agreement to (a) obtain any governmental or regulatory approvals required for the transactions contemplated by the merger agreement, (b) perform its covenants and agreements under the merger agreement or (c) consummate the transactions contemplated by the merger agreement, or that would otherwise materially delay or prohibit consummation of the merger and the other transactions contemplated by the merger agreement.

Shareholders' Meeting

        The merger agreement requires us, as promptly as reasonably practicable, to call, give notice of and hold a meeting of our shareholders for the purpose of obtaining the vote of our shareholders necessary to satisfy the vote condition described in "—Conditions to the Merger" beginning on page 55. Subject to our board of directors withdrawing or modifying its recommendation that our shareholders vote in favor of approval of the merger agreement and the transactions contemplated by the merger agreement as described in "—No Solicitation of Transactions" beginning on page 50, we are required to use reasonable best efforts to solicit shareholder proxies in favor of the approval of the merger agreement. Unless the merger agreement has been terminated prior to the meeting of shareholders, we are required to submit the merger agreement to a vote of shareholders even if our board has approved, endorsed or recommended another takeover proposal or withdraws, modifies or amends its recommendation, as described in "—No Solicitation of Transactions" beginning on page 50, that our shareholders vote in favor of approval of the merger agreement.

No Solicitation of Transactions

        We have agreed that between March 11, 2007 and the effective time of the merger, we and our subsidiaries (and our and our subsidiaries' officers, directors, employees, agents and representatives) will not directly or indirectly:

  •
  initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to any Alternative Proposal (as defined below) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal;

  •
  engage, continue or participate in any negotiations concerning, or provide or cause to be provided any information or data relating to us or any of our subsidiaries in connection with, or have any discussions (other than to state that such persons are not permitted to have discussions) with any person relating to, or that is reasonably likely to lead to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, including exempting any person (other than Parent and Merger Sub and their affiliates) from our rights agreement;

  •
  approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal;

  •
  approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal; or

  •
  resolve to propose or agree to do any of the foregoing.

        In addition, we have agreed to, and to cause our subsidiaries and representatives to, cease any existing solicitations, discussions or negotiations existing on March 11, 2007 with any person who has made or indicated an intention to make an Alternative Proposal, and to request the prompt return or destruction of all confidential information previously furnished in connection therewith.

        An "Alternative Proposal" is defined in the merger agreement to mean any inquiry, proposal or offer relating to, in a single transaction or series of transactions:

  •
  a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of Dollar General (or any subsidiaries of Dollar General whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of Dollar General and its subsidiaries, taken as a whole); or

  •
  the acquisition (including by way of tender or self-tender or exchange offer) in any manner, directly or indirectly, of over 20% of (x) our common stock or (y) any class of equity securities or consolidated total assets (based on fair market value) of Dollar General and its subsidiaries.

        We have agreed that, if we receive:

  •
  any inquiries, proposals or offers regarding any Alternative Proposal;

  •
  any request for information (other than requests not reasonably expected to be related or lead to an Alternative Proposal); or

  •
  any inquiry or request for discussions or negotiations regarding or that would reasonably be expected to result in an Alternative Proposal,

we will notify Parent promptly (and in any event within 24 hours) of the identity of the person making the Alternative Proposal or indication or inquiry or offer or request and the material terms and conditions of any such Alternative Proposal or indication or inquiry or offer. We have agreed to keep

Parent reasonably informed on a reasonably current basis of the status of any such discussions or negotiations regarding any such Alternative Proposal or indication or inquiry or offer or any material developments relating thereto.

        We have also agreed that neither we nor any of our subsidiaries will terminate, waive, amend, release or modify any provision of any existing standstill or confidentiality or similar agreement to which we or one of our affiliates or representatives is a party and that we and our subsidiaries will enforce the provisions of any such agreement, except to the extent, after consultation with outside counsel, our board determines that failure to take such action could be inconsistent with its fiduciary obligations to our shareholders.

        We may, however, prior to obtaining the requisite vote of our shareholders at the special meeting:

  •
  engage in discussions or negotiations with, or furnish or disclose non-public information to, a person who has made a bona fide written Alternative Proposal received after March 11, 2007 and not solicited by us in violation of our above-described obligations, so long as:

•
we enter into a confidentiality agreement with that person containing terms substantially similar to, and no less favorable to us than, those set forth in the confidentiality agreement between us and KKR;

•
our board has determined in good faith, after consultation with its outside counsel and financial advisors, that the Alternative Proposal constitutes or is reasonably expected to lead to a "Superior Proposal" (as defined below), and that failure to take such action would be inconsistent with our board's fiduciary obligations to our shareholders; and

•
if we are furnishing material non-public information to such a person, we simultaneously disclose that information to Parent (if we have not already done so) prior to or concurrently with providing such information to such other person; and

•
withdraw or modify or qualify our board recommendation in a manner adverse to Parent or Merger Sub, if our board of directors determines in good faith, after consultation with outside counsel and its financial advisor, that

•
a bona fide written Alternative Proposal received by us constitutes a Superior Proposal (after taking into account any adjustments to the terms of the merger made by Parent during a three business day negotiation period we must provide Parent) and the failure to take such action would be inconsistent with its fiduciary obligations to our shareholders; or

•
in the absence of an Alternative Proposal, the failure to take such action would be inconsistent with its fiduciary obligations to our shareholders.

        A "Superior Proposal" is defined as any bona fide written Alternative Proposal on terms which our board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all the terms and conditions of the proposal (including any regulatory aspects), and the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in good faith to us in response to such proposal or otherwise) and which our board of directors believes is reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of the proposal; provided that for purposes of the definition of "Superior Proposal," the references to "20%" in the definition of Alternative Proposal are deemed to be references to "50%."

        These provisions will not prevent our board of directors from making certain disclosures contemplated by the securities laws, except that in specified circumstances our board of directors will be deemed to have withdrawn its recommendation unless it expressly reaffirms its recommendation in favor of approval of the merger agreement at least two business days prior to the special meeting of shareholders.

Employee Benefits

        The parties have agreed that, for a period of two years after the completion of the merger, the surviving corporation will:

  •
  provide our current employees with annual base salary and base wages, cash incentive compensation opportunities and benefits, in each case, that are no less favorable than those that we provide (excluding equity-based compensation) as of immediately prior to the effective time of the merger; and

  •
  provide terminated employees (other than those covered by an individual agreement providing severance benefits outside of our severance policies) with severance benefits at the level and pursuant to the terms of the Dollar General severance plan, as amended substantially in the form set forth in the merger agreement.

        From and after the effective time of the merger, Parent will cause the surviving corporation and its subsidiaries to honor all obligations under Dollar General's benefit plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger and recognize past service for purposes of participation and benefit accrual generally.

Agreement to Take Further Action and to Use Reasonable Best Efforts

        Each of the parties to the merger agreement has agreed to use its reasonable best efforts to do anything necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable. In particular, the parties have agreed to use such efforts to make necessary filings and obtain necessary governmental consents and approvals, including those required under the HSR Act. To the extent necessary to obtain such antitrust approvals, the parties have agreed to sell, divest or dispose of any assets or businesses to the extent necessary to avoid an injunction or other order which would prevent or materially delay the closing (except that we will only agree to dispose of any of our assets or our businesses if such disposition is conditional on the closing). We have also agreed to use our reasonable best efforts to obtain necessary consents or waivers from third parties (although no party is required to pay any consideration or incur any liability in connection with obtaining such consents or waivers), to defend any lawsuit challenging the merger or the merger agreement (subject to first having used reasonable best efforts to negotiate a reasonable resolution of any objections underlying the lawsuit), and to execute and deliver any additional documents necessary to complete the merger.

        The parties have agreed to keep each other reasonably apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other written communications received from any third party and/or governmental entity. The parties have also agreed to give each other a reasonable opportunity to review in advance, and will consider in good faith the views of the other party in connection with, any proposed written communication to a governmental entity. To the extent practicable under the circumstances, the parties will not participate in any substantive meeting or discussion with a governmental entity in connection with the proposed transactions without consulting with the other party in advance and, to the extent permitted, giving the other party the opportunity to attend and participate. If any administrative or judicial proceeding is instituted (or threatened to be instituted) challenging the merger or any other transaction contemplated by the merger agreement, the parties will cooperate in all reasonable respects with each other and use their reasonable best efforts to contest and resist the proceeding and any order, whether temporary, preliminary or permanent, prohibiting the merger or any related transaction.

Financing Commitments; Company Cooperation

        Parent has agreed to use its reasonable best efforts to arrange the financing in connection with the merger on terms described in the equity and debt financing commitment letters delivered in connection with the signing of the merger agreement or other terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the merger and the other transactions contemplated by the merger agreement, including using its reasonable best efforts to:

  •
  negotiate definitive documents on the terms contained in the financing commitment letters (or other terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the merger and the other transactions contemplated by the merger agreement);

  •
  satisfy the conditions applicable to Parent in the definitive financing documents and consummate the financing at or before closing;

  •
  comply with its obligations under the financing commitment letters; and

  •
  enforce its rights under the financing commitment letters.

        Parent has agreed to give us prompt notice upon learning of any material breach or any termination by any party of the financing commitment letters. Parent has also agreed to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the financing (including providing us with copies of documents related to the financing).

        Parent will be permitted to amend, modify or replace the debt commitment letters delivered in connection with the signing of the merger agreement with new financing commitments, so long as the change to the new commitment:

  •
  does not reduce the aggregate amount of the debt financing below the amount required to consummate the merger and the related transactions;

  •
  does not adversely amend or expand the conditions to the drawdown of the debt financing in any respect that would make the conditions less likely to be satisfied by October 31, 2007 or that would expand the possible circumstances under which the conditions would not be satisfied by October 31, 2007;

  •
  is not reasonably expected to delay the closing; or

  •
  is not otherwise adverse to our interests in any other material respect.

        In the event that all conditions to the financing commitments (other than, in connection with the debt financing, the availability or funding of any of the equity financing) have been satisfied, Parent has agreed to, from and after the final day of the Marketing Period and subject to the satisfaction of the mutual closing conditions and the conditions to the obligation of Parent and Merger Sub to effect the merger, as described in "—Conditions to the Merger" beginning on page 55, use its reasonable best efforts to cause the lenders and other persons providing such financing to fund the financing required to consummate the merger on the closing date.

        In the event that Parent becomes aware of any event that makes procurement of any portion of the financing unlikely to occur as contemplated in the financing commitment letters or generally less likely as on the date of the merger agreement, Parent has agreed to notify us and to use its reasonable best efforts to obtain, as promptly as practicable but in no event later than one day prior to the closing date, replacement financing from alternative sources on terms no less favorable to Parent or Merger

Sub and no more adverse to the ability of Parent to consummate the merger and related transactions (in each case, as determined in the reasonable judgment of Parent).

        In the event that on the final day of the Marketing Period:

  •
  all or any portion of the debt financing to be accomplished through the placement of high yield securities has not been consummated;

  •
  all closing conditions described in "—Conditions to the Merger" beginning on page 55 have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the closing) and

  •
  the bridge financing is available substantially on the terms and conditions described in the debt commitment letters,

then Merger Sub shall borrow under and use the proceeds of the bridge financing to replace such affected portion of the high yield financing no later than the last day of the Marketing Period.

        We have agreed to provide, and to cause our subsidiaries to provide, and to use reasonable best efforts to cause our representatives to provide, all cooperation reasonably requested by Parent in obtaining financing, including:

  •
  providing financial and other information as Parent reasonably requests in order to consummate the debt financing, including our financial statements and other financial data;

  •
  participating in meetings, drafting sessions and due diligence sessions;

  •
  assisting in the preparation of materials required in connection with the financing, provided that we and our subsidiaries are not required to issue any private placement memoranda or prospectuses in relation to high yield debt securities, and any such private placement memorandum or prospectuses will contain disclosure and financial statements reflecting the surviving corporation and/or its subsidiaries as the obligor;

  •
  cooperating with the marketing efforts for any of the debt financing, including helping to prepare for and participating in meetings, drafting sessions and due diligence sessions with prospective lenders, investors and rating agencies;

  •
  providing monthly financial statements to the extent we customarily prepare such financial statements;

  •
  entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the debt financing immediately prior to the effective time of the merger to the extent direct borrowings or debt incurrences by us or our subsidiaries are contemplated by the debt commitment letters;

  •
  taking all corporate actions, subject to the occurrence of the closing, reasonably requested by Parent to permit consummation of the debt financing and the direct borrowing or incurrence of all proceeds of the debt financing, including any high yield financing, by the surviving corporation immediately following the effective time;

  •
  taking all actions reasonably necessary to permit potential lenders to evaluate our current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral agreements and to establish bank accounts and other accounts and blocked account agreements and lock box arrangements; and

  •
  executing and delivering necessary pledge, security, or other legal documents.

        The merger agreement limits our obligation to incur any fees or liabilities with respect to the debt financing prior to the effective time of the merger. Parent has also agreed to reimburse us for all reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred in connection with our cooperation, and to indemnify us against losses we incur in connection with the arrangement of the financing and any information used in connection therewith, except with respect to any information provided by us.

Other Covenants and Agreements

        The merger agreement contains additional agreements among Dollar General, Parent and Merger Sub relating to, among other things:

  •
  the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on those documents;

  •
  actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes;

  •
  coordination of press releases and other public statements about the merger and the merger agreement;

  •
  indemnification and insurance of directors and officers, including maintaining, or providing a "tail" policy, to Dollar General's directors' and officers' liability insurance with a claims period of six years following the effective time of the merger;

  •
  giving Parent and its advisors access to our properties, contracts, books, records, officers, employees and agents;

  •
  taking certain actions with regard to Dollar General's outstanding 8 5/8% Notes due June 15, 2010, including commencing a tender offer and related consent solicitation, provided that Dollar General's obligation to consummate the tender offer and consent solicitation will be subject to the closing of the merger;

  •
  notices of certain events, and consultation to mitigate any adverse consequences of those events;

  •
  actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act;

  •
  the payment of real estate transfer taxes; and

  •
  actions by Parent to cause Merger Sub to fulfill its obligations.

Conditions to the Merger

        The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

  •
  Shareholder Approval.    The merger agreement must be approved by the vote of holders of at least a majority of the votes entitled to be cast at the close of business on the record date.

  •
  No Law or Orders.    No governmental entity of competent jurisdiction having enacted, issued or entered any order or injunction or legal prohibition which remains in effect that enjoins or otherwise prohibits completion of the merger or the other transactions contemplated by the merger agreement.

  •
  Regulatory Approvals.    The waiting period under the HSR Act (and any extension thereof) must have expired or been terminated.

        Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  Representations and Warranties.    Parent's and Merger Sub's representations and warranties must be true and correct as of March 11, 2007 and as of the closing date of the merger (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty must be true and correct only as of such specific date).

  •
  Performance of Covenants.    Parent and Merger Sub must have performed, in all material respects, their covenants and agreements in the merger agreement.

  •
  Officer's Certificate.    Parent must deliver to us at closing a certificate with respect to the satisfaction of the conditions relating to Parent's and Merger Sub's representations, warranties, covenants and agreements.

        The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  Representations and Warranties.    Our representations and warranties (other than our representations and warranties with respect to capitalization and absence of any Company Material Adverse Effect) must be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein) as of March 11, 2007 and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. Our representations and warranties with respect to (i) capitalization must be true and correct in all material respects as of March 11, 2007 and as of the closing date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) absence of any Company Material Adverse Effect must be true and correct as of March 11, 2007 and as of the closing date.

  •
  Performance of Covenants.    We must have performed, in all material respects, our covenants and agreements in the merger agreement.

  •
  Officer's Certificate.    We must deliver to Parent at closing an officer's certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

Termination

        We and Parent may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after our shareholders have approved the merger agreement). In addition, either Parent or Dollar General may terminate the merger agreement at any time before the completion of the merger:

  •
  if the merger has not been completed by October 31, 2007, so long as the party seeking to terminate has not breached in any material respect its obligations under the merger agreement in any manner that has proximately caused the failure to consummate the merger on or before such date;

  •
  if any court of competent jurisdiction has issued or entered a final non-appealable order enjoining or prohibiting the completion of the merger, so long as the party seeking to terminate has used reasonable best efforts as may be required by the merger agreement to prevent, oppose and remove such injunction or restraint; or

  •
  if the merger agreement has been submitted to our shareholders for approval and the required vote has not been obtained.

        In addition, we may terminate the merger agreement at any time before the completion of the merger if:

  •
  Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by October 31, 2007, so long as we have given Parent 30 days' written notice and are not in material breach of our representations, warranties, covenants or other agreements in the merger agreement;

  •
  in order to enter into a transaction that is a Superior Proposal, if, prior to the receipt of our shareholder approval and at such time we are not in material breach of any of our obligations in the merger agreement regarding non-solicitation described above in "—No Solicitation of Transactions" beginning on page 50:

•
our board of directors has received a Superior Proposal;

•
we have notified Parent in writing of our intention to terminate the merger agreement in order to enter into a transaction that is a Superior Proposal, and included with such notice the identity of the person making such proposal, the most current written agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements;

•
at least three business days following Parent's receipt of the notice, and taking into account any revised proposal made by Parent since receipt of the notice, our board of directors has determined in good faith and after consultation with its outside counsel and financial advisors that such Superior Proposal continues to be more favorable to our shareholders from a financial point of view than the revised proposal made by Parent, if any (it being understood and agreed that during such three business day period we will, and will cause our representatives to, negotiate in good faith with Parent and its representatives, to the extent Parent wishes to negotiate), provided that any amendment to the terms of such Superior Proposal requires a new notice and a new three business day period; and

•
prior to or concurrently with such termination, we pay the termination fee described below in "—Fees and Expenses" beginning on page 58; or

•
if the merger has not been completed on the second business day after the final day of the Marketing Period and all of the mutual closing conditions and all of the conditions to the obligations of Parent and Merger Sub have been satisfied and at the time of such termination such conditions continue to be satisfied.

        Parent may terminate the merger agreement at any time before the completion of the merger if:

  •
  we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by October 31, 2007, so long as Parent has given us 30 days' written notice and is not in material breach of its representations, warranties, covenants or other agreements in the merger agreement;

  •
  our board of directors:

•
withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our shareholders approve the merger agreement and the transactions contemplated by the merger agreement;

•
fails to include in the proxy statement its recommendation to our shareholders that they approve the merger agreement and the transactions contemplated by the merger agreement;

•
approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal; or

•
fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of our capital stock that constitutes an Alternative Proposal (other than by Parent or any of its affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten business days after commencement; or

•
we have notified Parent in writing of our intention to terminate the merger agreement in order to enter into a transaction that is a Superior Proposal.

Fees and Expenses

        In general, all expenses incurred by a party to the merger agreement will be paid by that party (except for certain expenses incurred by Dollar General in connection with the debt financing, as described above in "—Financing Commitments; Company Cooperation" beginning on page 53). However, if the merger agreement is terminated in certain circumstances described below, we may be required to pay as directed by Parent, or Parent may be required to pay to us, a termination fee of $225 million. In addition, if Dollar General or Parent fails to pay any termination fee when due, it will be obligated to pay the costs and expenses (including legal fees) incurred in connection with any action to collect payment of the fee.

  Fees and Expenses Payable by Dollar General

        We will have to pay, as directed by Parent, a termination fee of $225 million in cash if:

  •
  we terminate the merger agreement to enter into a definitive agreement with respect to a Superior Proposal as described above in "—Termination" beginning on page 56 (in which case we will pay Parent concurrently with the termination of the merger agreement); or

  •
  Parent terminates the merger agreement for one of the following reasons (in which case we will pay as directed by Parent promptly following the termination of the merger agreement and in any event not later than two business days after delivery to Dollar General of notice of demand for payment):

•
we have (i) withdrawn, modified or qualified our recommendation in favor of the approval of the merger agreement, (ii) failed to include our recommendation that our shareholders approve the merger agreement and the transactions contemplated by the merger agreement in the proxy statement, (iii) have endorsed or recommended an Alternative Proposal or (iv) failed to recommend against acceptance of a tender or exchange offer, as described above in "—Termination" beginning on page 56; or

•
we have notified Parent in writing of our intention to terminate the merger agreement in order to enter into a transaction that is a Superior Proposal.

        We will also have to pay, as directed by Parent, a termination fee of $225 million in cash promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an alternative takeover proposal (and in any event not later than two business days after delivery to Dollar General of notice of demand for payment) if:

  •
  a takeover proposal, or an intention to make a takeover proposal, for at least 50% of the equity securities, net revenue, net income or consolidated assets of Dollar General and its subsidiaries taken as a whole (or the intention of any person to make one) shall have been made directly to our shareholders or publicly announced or has otherwise become publicly known; and

  •
  one of the following occurs:

•
Dollar General or Parent terminates the merger agreement because the merger has not been completed by October 31, 2007;

•
Dollar General or Parent terminates the merger agreement because of the failure to obtain the requisite shareholder vote; or

•
Parent terminates the merger agreement because we have breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by October 31, 2007; and

•
we enter into, or submit to our shareholders for adoption, a definitive agreement implementing any takeover proposal, or consummate any takeover proposal for at least 50% of the equity securities, net revenue, net income or consolidated assets of Dollar General and its subsidiaries taken as a whole (whether or not such proposal was the same proposal announced at the time of termination) within twelve months after the date of termination (in which case we must pay the termination fee before or at the time we enter into the definitive agreement or consummate the takeover proposal).

  Fees and Expenses Payable by Parent

        Parent has agreed to pay us a termination fee of $225 million within two business days following termination if the merger agreement is terminated:

  •
  by us because Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements in the merger agreement and such breach or failure would result in the failure of a closing condition and cannot be cured by October 31, 2007; and

  •
  there is no state of facts or circumstances that would reasonably be expected to prevent the mutual closing conditions and the conditions to the obligations of Parent and Merger Sub to complete the merger (other than the condition with respect to the delivery of officer's certificates) from being satisfied by October 31, 2007.

Parent will also pay such fee if the merger agreement is terminated by us because the merger has not been completed on the second business after the final day of the Marketing Period and all of the mutual closing conditions and all of the conditions to the obligations of Parent and Merger Sub to complete the merger have been satisfied and at the time of such termination such conditions continue to be satisfied.

        The merger agreement provides that our right to receive payment of the $225 million termination fee in the circumstances described above, and the guarantee thereof pursuant to the Guarantee (see "Financing of the Merger—Guarantee; Remedies" beginning on page 30), is the sole and exclusive remedy available to us, our affiliates and our subsidiaries against Parent, Merger Sub, the guarantor and any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, affiliates or agents for the loss suffered as a result of the failure of the merger to be completed. We have agreed that we will in no event seek to recover on money damages in excess of $225 million from any of the foregoing persons, and we may not seek specific performance of the merger.

Amendment and Waiver

        The merger agreement may be amended by a written agreement signed by us, Parent and Merger Sub at any time prior to the completion of the merger, whether or not our shareholders have approved the merger agreement. However, no amendment that requires further approval of our shareholders will be made without obtaining that approval. At any time prior to the completion of the merger, we, Parent or Merger Sub may waive the other party's compliance with certain provisions of the merger agreement.

MARKET PRICE OF COMMON STOCK

        Our common stock is listed for trading on the New York Stock Exchange ("NYSE") under the symbol "DG." The following table sets forth, for the fiscal quarters indicated, dividends and the high and low intra-day sales prices per share of Dollar General common stock as reported on the NYSE composite tape.

	Common Stock
	High	Low	Dividends Declared
FISCAL YEAR ENDED FEBRUARY 3, 2006
First Quarter	$22.80	$19.83	$.040
Second Quarter	$22.50	$19.35	$.045
Third Quarter	$20.39	$17.75	$.045
Fourth Quarter	$19.84	$16.47	$.045
FISCAL YEAR ENDED FEBRUARY 2, 2007
First Quarter	$18.32	$17.01	$.05
Second Quarter	$17.26	$13.02	$.05
Third Quarter	$14.80	$12.10	$.05
Fourth Quarter	$17.88	$13.54	$.05
FISCAL YEAR ENDING FEBRUARY 1, 2008
First Quarter (through April 5, 2007)	$21.40	$16.21	$.05

        The closing sale price of our common stock on the NYSE on March 9, 2007, the last trading day prior to the announcement of the merger, was $16.78. The $22.00 per share to be paid for each share of our common stock in the merger represents a premium of approximately 31% to the closing price on March 9, 2007 and a premium of approximately 29% to the average closing share price for the 30 trading days prior to the announcement of the merger.

        On April 5, 2007, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NYSE was $21.04 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SUBMISSION OF SHAREHOLDER PROPOSALS

        If the merger is consummated we will not have public shareholders, and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold a 2007 annual meeting of shareholders. Shareholders may present proposals for action at the 2007 annual meeting, if held, only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission and our bylaws. For a shareholder proposal to be presented at the 2007 annual meeting, if held, it must have been received by us at our principal executive offices not later than December 30, 2006 or, if the 2007 annual meeting takes place more than 30 days from the anniversary date of the 2006 annual meeting, it must be received a reasonable time before we begin and mail the proxy statement for the 2007 annual meeting, in order to be included in the proxy statement and proxy card for any such 2007 annual meeting. In addition, if we were not notified of a shareholder proposal by the applicable deadline noted above, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2007 annual meeting of shareholders. In order to introduce other new business at the 2007 annual meeting, you must have provided written notice to us no later than the applicable deadline noted above and complied with the advance notice provisions of our bylaws. Shareholder proposals should be mailed to Corporate Secretary, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, TN 37072. As provided in our Bylaws, shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows the amount of our common stock beneficially owned by those who, as of March 29, 2007, were known by us to beneficially own more than 5% of our common stock.  Unless otherwise noted, these persons have sole voting and investment power over the shares listed.  Percentage computations are based on 314,043,661 shares of our stock outstanding as of March 29, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp.	31,450,642*	10.01%
82 Devonshire Street Boston, MA 02109

*
Based solely on the Schedule 13G/A filed by FMR Corp. ("FMR") and Edward C. Johnson 3d, Chairman of FMR ("Johnson"), on February 14, 2007, the shares of common stock beneficially owned by FMR and Johnson consist of the following:  (a) 31,195,620 shares beneficially owned by Fidelity Low Priced Stock Fund (the "Fund") for which Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, acts as an investment advisor and (b) 255,022 shares beneficially owned by various institutional accounts for which Pyramis Global Advisors Trust Company ("PGATC"), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, serves as the investment manager. Each of FMR, through its control of Fidelity, the Fund and Johnson has sole investment power, but no voting power, with respect to the shares owned by the Fund. Sole power to vote or direct the voting of the Fund's shares resides with the Fund's Boards of Trustees. Each of FMR, through its control of PGATC, and Johnson has sole voting power and sole investment power with respect to the shares owned by the institutional accounts served by PGATC. Members of Johnson's family are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other FMR Series B shareholders have entered into a shareholders' voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

        The following table shows the amount of our common stock beneficially owned, as of March 29, 2007, by our directors and Named Executive Officers (i.e., our top 5 most highly compensated executive officers) individually and by our directors and all of our executive officers as a group, calculated in accordance with Rule 13d-3 of the Exchange Act under which a person generally is deemed to beneficially own a security if he has or shares voting or investment power over the security, or if he has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power over the shares indicated. Percentage computations are based on 314,043,661 shares of our stock outstanding as of March 29, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
David L. Beré	29,444	(1)	*
Dennis C. Bottorff	50,251	(1)	*
Barbara L. Bowles	13,780	(1)	*
Reginald D. Dickson	49,313	(1)	*
E. Gordon Gee	15,938	(1)	*
Barbara M. Knuckles	19,602	(1)(2)(4)	*
David A. Perdue	1,107,872	(1)(5)	*
J. Neal Purcell	8,000	(1)(2)(3)	*
James D. Robbins	15,079	(1)(3)	*
Richard E. Thornburgh	14,000	(1)	*
David M. Wilds	221,681	(1)	*
David M. Tehle	185,880	(1)(5)	*
Beryl J. Buley	49,7654	(1)	*
Kathleen R. Guion	153,623	(1)	*
Challis M. Lowe	28,657	(1)	*
All current directors and executive officers as a group (18 persons)	2,191,581	(1)(2)(3)(5)	*

*
Denotes less than 1% of class.

(1)
Excludes shares underlying restricted stock units ("RSUs") held by each of the named holders, but over which they have no voting or investment power nor the right to acquire beneficial ownership within 60 days of March 29, 2007. Includes the following number of shares subject to options either currently exercisable or exercisable within 60 days of March 29, 2007 over which the person will not have voting or investment power until the options are exercised: Mr. Beré (9,444); Mr. Bottorff (23,299); Ms. Bowles (12,780); Mr. Dickson (23,568); Dr. Gee (15,938); Ms. Knuckles (17,842); Mr. Perdue (1,000,000); Mr. Robbins (9,345); Mr. Wilds (23,568); Mr. Tehle (164,375); Mr. Buley (38,950); Ms. Guion (143,900); Ms. Lowe (23,000); and all current directors and executive officers as a group (1,722,209).  The shares described in this note as included in the table are considered outstanding for the purpose of computing the percentage of outstanding stock owned by each named person and by the group, but not for the purpose of computing the percentage ownership of any other person.

(2)
Does not include phantom stock allocated to the participant's account in our Deferred Compensation Plan for Non-Employee Directors or in our CDP/SERP Plan, as applicable, over which the participant exercises no voting or investment power until the underlying shares of common stock are issued.

(3)
Includes the following number of shares over which the named person shares voting or investment power: Mr. Purcell (8,000 shares held jointly with spouse); Mr. Robbins (334 and 400 shares held jointly with spouse and adult child, respectively); and all current directors and executive officers as a group (8,734).

(4)
Excludes 100 shares held by Ms. Knuckles' son over which she does not exercise voting or investment power.

(5)
Includes the following number of restricted shares that were unvested as of March 29, 2007 over which the named holders do not have investment power until the vesting of those shares: Mr. Perdue (31,546); Mr. Tehle (5,000); and all current directors and executive officers as a group (36,546).

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the "Investing-SEC Filings" section of our website at www.dollargeneral.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

        Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC.  This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

  •
  Annual Report on Form 10-K for the fiscal year ended February 2, 2007.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Dollar General Investor Relations, 100 Mission Ridge, Goodlettsville, Tennessee 37072, on the "Investing-SEC Filings" section of the Company's website at www.dollargeneral.com (http://www.shareholder.com/dollar/edgar.cfm) or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [    ], 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

         AGREEMENT AND PLAN OF MERGER
among
BUCK HOLDINGS, L.P.,
BUCK ACQUISITION CORP.
and
DOLLAR GENERAL CORPORATION

Dated as of March 11, 2007

A-ii

A-iii

A-iv

        AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2007 (this "Agreement"), among Buck Holdings, L.P., a Delaware limited partnership ("Parent"), Buck Acquisition Corp., a Tennessee corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Dollar General Corporation, a Tennessee corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

        WHEREAS, the general partner of Parent and the Board of Directors of Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, KKR 2006 Fund L.P. (the "Guarantor") has provided a guarantee (the "Guarantee") in favor of the Company, in the form set forth on Section 4.10 of the Parent Disclosure Letter, with respect to certain of Parent's obligations under this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Tennessee Business Corporation Act (the "TBCA"), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent.

        Section 1.2    Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on the date (the "Closing Date") following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) that is the earlier of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days' prior notice to the Company and (b) the final day of the Marketing Period, or such other date or time specified by the parties in writing.

        Section 1.3    Effective Time.     On the Closing Date, the Company shall cause the Merger to be consummated by executing, delivering and filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Tennessee in accordance with the relevant provisions of the TBCA and other applicable Tennessee Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Tennessee, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the TBCA (such time as the Merger becomes effective is referred to herein as the "Effective Time").

        Section 1.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBCA.

        Section 1.5    Company Charter and By-laws of the Surviving Corporation.

        (a)   The Amended and Restated Charter of the Company (the "Company Charter") shall by virtue of the Merger, be amended in its entirety to be the same as set forth in Exhibit 1.5(a) and, as so amended, shall be the charter of the Surviving Corporation following the Merger until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 5.8.

        (b)   The by-laws of Merger Sub, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger, be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and of applicable Law, in each case consistent with the obligations set forth in Section 5.8.

        Section 1.6    Directors.    The directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.7    Officers.    The officers of the Company as of immediately prior to the Effective Time Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.8    Further Assurances.    If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

        (a)    Conversion of Company Common Stock.    Subject to Section 2.1(b) and 2.1(d), each issued and outstanding share of common stock, par value $0.50, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, "Company Common Stock", and each, a "Share") together with the associated Rights (as defined herein), other than (i) any Shares held by any direct or indirect wholly owned subsidiary of the Company, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger to maintain relative ownership percentages (the "Remaining Shares") and (ii) any Cancelled Shares (as defined, and to the extent provided in Section 2.1(b)), shall thereupon be converted automatically into and shall thereafter represent the right to receive $22.00 in cash, without interest (the "Merger Consideration"). All Shares, together with the associated Rights, that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares (and associated Rights) shall cease to have any rights with respect to such Shares and Rights other than the right to receive the Merger Consideration in accordance with Section 2.2.

        (b)    Parent, Merger Sub and Company-Owned Shares.    Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, if any, or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties or Shares held in the trust that funds the obligations under the Company's CDP/SERP Plan, as amended and restated effective November 1, 2004 (and as amended through the date hereof) and Deferred Compensation Plan for Non-Employee Directors) (the "Cancelled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

        (c)    Conversion of Merger Sub Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.50 per share, of the Surviving Corporation and shall with the Remaining Shares constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

        (d)    Adjustments.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 2.2    Exchange of Certificates.

        (a)    Paying Agent.    At or immediately subsequent to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the "Paying Agent"), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Remaining Shares) pursuant to the provisions of this Article II (such cash being hereinafter referred to as the "Exchange Fund").

        (b)    Payment Procedures.

          (i)    As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares (together with associated Rights) were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares ("Certificates") shall pass, only upon delivery of Certificates to the Paying Agent (and shall be in such form and have such other provisions as Parent and the Company may reasonably determine prior to the Effective Time) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry ("Book-Entry Shares") in exchange for the Merger Consideration.

          (ii)   Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor an amount (after giving effect to any required Tax withholdings) equal to the product of (x) the number of Shares represented by such holder's properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such Shares may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

          (iii)  The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any Person such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made.

        (c)    Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for the proper amount pursuant to and subject to the requirements of this Article II.

        (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

        (e)    No Liability.    Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would, pursuant to applicable Law, escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

        (f)    Investment of Exchange Fund.    The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

        (g)    Lost Certificates.    In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate an amount equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

        (h)    No Further Ownership Rights.    All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (together with the associated Rights) formerly represented by such Certificates.

        Section 2.3    Effect of the Merger on Company Stock Options and Company Restricted Shares, RSUs and Deferred Equity Units.

        (a)   Each outstanding option to acquire shares of Company Common Stock (each, a "Company Stock Option"), whether or not then vested or exercisable, that is outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time (and except for Company Stock Options as to which the treatment in the Merger is hereafter separately agreed by Parent and the holder thereof, which Company Stock Options shall be treated as so agreed), become fully vested (based on a deemed achievement of performance awards at the maximum level, if applicable) and, subject to the terms of the Company Stock Plans, be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of

(x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised. The Surviving Corporation shall pay the holders of Company Stock Options the cash payments described in this Section 2.3(a) on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five (5) Business Days thereafter.

        (b)   Immediately prior to the Effective Time, except as separately agreed by Parent and the holder thereof, each award of restricted Company Common Stock (the "Company Restricted Shares") and any accrued stock dividends shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a). The Surviving Corporation will vest and pay all cash dividends accrued on such Company Restricted Shares to the holders thereof within five (5) Business Days after the Effective Time.

        (c)   Immediately prior to the Effective Time, each restricted stock unit in respect of a share of Company Common Stock (collectively, the "RSUs") shall vest in full and be converted into the right to receive the Merger Consideration, and the holder of any such RSU shall be paid as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five (5) Business Days thereafter, an aggregate amount of cash as the holder would have been entitled to receive had such RSU been vested in full and settled immediately before the Effective Time.

        (d)   Immediately prior to the Effective Time, all amounts held in participant accounts and denominated in Company Common Stock under the Company's CDP/SERP Plan, as amended and restated effective November 1, 2004 (and as amended through the date hereof) and Deferred Compensation Plan for Non-Employee Directors, shall vest in full and be converted into an obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock deemed held in such participant accounts ("Deferred Equity Units"). Such obligation shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Deferred Equity Units and prior to the time of any distribution, such deferred amounts shall be permitted to be deemed invested in another investment option under the plan.

        (e)   The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.3 to any holder of Company Stock Options, Company Restricted Shares or RSUs such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options, Company Restricted Shares or RSUs in respect of which such deduction and withholding was made by the Surviving Corporation.

        (f)    The Board of Directors of the Company (or the appropriate committee thereof) shall take the actions necessary to effectuate the foregoing provisions of this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC and publicly available prior to the date of this Agreement (collectively, the "Filed SEC Documents") and only as and to the extent disclosed therein (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) and, for the avoidance of doubt, without giving effect to any event occurring subsequent to the date any such Filed SEC Document was filed (provided that, in no event shall any disclosure in any Filed SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.11(b) of this Agreement), or (ii) as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter", it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Qualification, Organization, Subsidiaries, etc.

        (a)   Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

        (c)   As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a "Company Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (1) has or would be reasonably expected to have a material adverse effect on or with respect to business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, provided, however, that, Company Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the retail industry, or the economy or the financial or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries); (ii) reflecting or resulting from changes in Law or GAAP (or authoritative interpretations thereof); or (iii) resulting from actions of the Company or any of its Subsidiaries which Parent has expressly requested or to which Parent has expressly consented, or resulting from the announcement of the Merger or the proposal thereof or this Agreement and the transactions contemplated hereby; except to the extent that, with respect to clauses (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to the Company and its Subsidiaries, taken as a whole.

        Section 3.2    Capital Stock.

        (a)   The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 1,715,742 Series A Convertible Junior Preferred Stock, par value $0.50 per share (the "Series A Preferred Stock"), and 10,000,000 shares of preferred stock, no par value per share ("Authorized Preferred Stock"), 5,000,000 of which have been designated as Series B Junior Participating Preferred Stock (the "Series B Preferred Stock", together with the Series A Preferred Stock and the Authorized Preferred Stock, the "Preferred Stock") reserved for issuance in connection with the rights (the "Rights") issued under the Company's Rights Agreement, dated as of February 29, 2000, as amended. As of March 9, 2007, (i) 312,661,295 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury, (iii) (A) 19,123,624 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Company Stock Options, (B) 803,873 shares of Company Common Stock were reserved for issuance pursuant to the outstanding RSUs, (C) 6,527,772 additional shares of Company Common Stock were reserved for issuance for future grant pursuant to the Company Stock Plans, and (D) 132,507 shares of Company Common Stock were reserved for issuance pursuant to the outstanding Deferred Equity Units, and (iv) no shares of Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. No Subsidiary of the Company owns any Company Common Stock. Section 3.2(a) of the Company Disclosure Schedule lists, as of the date hereof, each outstanding Company Stock Option and the exercise price thereof.

        (b)   Except as set forth in subsection (a) above, (i) as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after March 9, 2007 upon exercise of Company Stock Options outstanding as of such date or upon vesting or payment with respect to RSUs or Deferred Equity Units and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, stock-based performance units or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company.

        (c)   Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

        (d)   There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

        Section 3.3    Subsidiaries.    Section 3.3 of the Company Disclosure Letter sets forth a complete and correct list of each "significant subsidiary" of the Company as such term is defined in Regulation S-X promulgated by the SEC (each, a "Significant Subsidiary"). Section 3.3 of the Company Disclosure Letter also sets forth the jurisdiction of organization and percentage of outstanding equity interests

(including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries of each Significant Subsidiary. All equity interests (including partnership interests and limited liability company interests) of the Company's Subsidiaries held by the Company or by any other Subsidiary have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or its Subsidiaries are free and clear of any Liens, other than restrictions on transfer imposed by applicable Law. Except for its interests in Subsidiaries of the Company, the Company does not own, directly or indirectly, 5% or more of the outstanding capital stock of, or other equity interests, in any Person, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.

        Section 3.4    Corporate Authority Relative to This Agreement; No Violation.

        (a)   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Shareholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Tennessee, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. Subject to Section 5.2(d), the Board of Directors of the Company has, by resolutions duly adopted at a meeting duly called and held, (x) duly and validly approved and declared advisable this Agreement and the transactions contemplated hereby, (y) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders and (z) resolved to recommend in accordance with applicable Law that the Company's shareholders vote in favor of adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger(the "Recommendation"). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

        (b)   Other than in connection or in compliance with (i) the TBCA, or any applicable Tennessee anti-takeover or investor protection statute, (ii) the Securities Exchange Act of 1934 (the "Exchange Act"), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and (iv) the approvals set forth on Section 3.4(b) of the Company Disclosure Letter (collectively, the "Company Approvals"), no authorization, consent, approval or order of, or filing with, or notice to, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a "Governmental Entity") is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c)   The execution, delivery and performance by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") upon any of the properties, assets or rights of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate or articles of incorporation or by-laws or other equivalent organizational document of the Company or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 3.4(b)(i)—(iv) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.5    Reports and Financial Statements.

        (a)   The Company and its Subsidiaries have timely filed all forms, documents, statements and reports required to be filed by them with the Securities and Exchange Commission (the "SEC") since January 1, 2004 (the forms, documents, statements and reports filed with the SEC since January 1, 2004, including any amendments thereto, the "Company SEC Documents"). As of their respective dates, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

        (b)   The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments expressly described therein, including the notes thereto, none of which are expected to have a Company Material Adverse Effect) and were prepared in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto).

        Section 3.6    No Undisclosed Liabilities.    Except (i) as reflected or reserved against in the Company's consolidated balance sheet as of November 3, 2006 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement or the financing of such transactions and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since November 3, 2006, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.7    Compliance with Law; Permits.

        (a)   The Company and each of its Subsidiaries is, and since the later of January 1, 2005 and its respective date of formation or organization has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (b)   The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.8    Environmental Laws and Regulations.

        (a)   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (iii) since January 1, 2005, neither the Company nor any of its Subsidiaries has received in writing any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local or foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law, (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to, or that would reasonably be expected to give rise to, any liability under Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law, and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

        (b)   As used herein, "Environmental Law" means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

        (c)   As used herein, "Hazardous Substance" means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

        Section 3.9    Employee Benefit Plans.

        (a)   Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, the term "Company Benefit Plan" shall mean any employee or director benefit plan, arrangement or agreement, including, without limitation, any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or directors of the Company and its Subsidiaries.

        (b)   The Company has heretofore made available to Parent true and complete copies of each of the material Company Benefit Plans and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the two most recent (A) Annual Reports (Form 5500 Series) and accompanying schedules, if any, (B) audited financial statements and (C) actuarial valuation reports; (iii) the most recent determination letter from the Internal Revenue Service ("IRS") (if applicable) for such Company Benefit Plan; and (iv) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

        (c)   Except as would not have a Company Material Adverse Effect: (i) each of the Company Benefit Plans has been established, operated and administered in all respects with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to result in the revocation of such letter; (iii) no Company Benefit Plan is subject to Title IV of ERISA; (iv) no Company Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could reasonably be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        (d)   No Company Benefit Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement, or (iii) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

        Section 3.10    Interested Party Transactions.    Except for employment-related Contracts filed or incorporated by reference as an exhibit to a Filed SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.10 of the Company Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director or any of such officer's or director's immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an "Affiliate Transaction"). The Company has provided to Parent copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

        Section 3.11    Absence of Certain Changes or Events.    (a) Since November 3, 2006 through the date of this Agreement, except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice; and (b) since February 3, 2006, there have not been any facts, circumstances, events, changes, effects or occurrences that, individually or in the aggregate, have had or would be reasonably expected to have, a Company Material Adverse Effect.

        Section 3.12    Investigations; Litigation.    There are no (i) investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) actions, suits, or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries, which, in the case of clauses (i) or (ii), individually or in the aggregate, have had or would be reasonably expected to have a Company Material Adverse Effect.

        Section 3.13    Proxy Statement; Other Information.    The Proxy Statement will not at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to or the sufficiency of disclosures related to, Parent, Merger Sub or any Affiliate of Parent or Merger Sub. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement, forms of proxy and any other soliciting materials to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the adoption and approval of this Agreement are collectively referred to herein as the "Proxy Statement."

        Section 3.14    Tax Matters.

        (a)   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company through the Tax year ending January 30, 2004 have been examined or are currently being examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable or Liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (vii) none of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party, (ix) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or a Subsidiary of the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise, (x) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xi) none of the Company or any of its Subsidiaries has been a party to any "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2), and (xii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

        (b)   As used in this Agreement, (i) "Tax" or "Taxes" means any and all federal, state, local or foreign or provincial taxes, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (ii) "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        Section 3.15    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

        Section 3.16    Intellectual Property.    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, software, patents or other intellectual property, and all applications and registrations used in their respective businesses as currently conducted (collectively, the "Intellectual Property"). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened in writing claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries and (v) the Company takes reasonable actions to protect the security of its software, systems and networks.

        Section 3.17    Property.    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and valid title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and the leased property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company's Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

        Section 3.18    Required Vote of the Company Shareholders.    Assuming the accuracy of the representations and warranties in Sections 4.7 and 4.8, the affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes then entitled to vote at a meeting of shareholders, is the only vote of holders of any class of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the "Company Shareholder Approval").

        Section 3.19    Material Contracts.

        (a)   The Company has made available to Parent, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modifications to), all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Plans) that:

          (i)    are or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

          (ii)   with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole;

          (iii)  relate to Indebtedness and having an outstanding principal amount in excess of $10,000,000;

          (iv)  were entered into after December 31, 2006 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $25,000,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);

          (v)   relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $25,000,000;

          (vi)  other than an acquisition subject to clause (v) above, obligate the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory, (including pursuant to any joint venture) in excess of $30,000,000;

          (vii) relate to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not exceed $15,000,000 in the aggregate for all such agreements;

          (viii)  are license agreements that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available; or

          (ix)  relate to an Affiliate Transaction.

Each contract of the type described in clauses (i) through (ix) above is referred to herein as a "Material Contract."

        (b)   (i) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, would not, either individually or in the aggregate, have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract, except where such noncompliance, would not, either individually or in the aggregate, have a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Material Contract, except where such default would not, either individually or in the aggregate, have a Company Material Adverse Effect.

        Section 3.20    Finders or Brokers.    Except for Lazard Freres & Co. LLC and Lehman Brothers, Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

        Section 3.21    Fairness Opinion.    The Company has received the opinion of Lazard Freres & Co. LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of the Company Common Stock, a signed copy of which opinion has been or will promptly be provided to Parent. The Company has furnished to Parent a true and complete copy of any Contract between (i) the Company and Lazard Freres & Co. LLC and (ii) the Company and Lehman Brothers, Inc., pursuant to which Lazard Freres & Co. LLC or Lehman Brothers, Inc. could be entitled to any payment from the Company relating to the transactions contemplated hereby.

        Section 3.22    State Takeover Statutes; Charter Provisions; Company Rights Agreement.    Assuming the accuracy of the representations and warranties in Sections 4.7 and 4.8, the Board of Directors of the Company has taken all actions necessary so that no anti-takeover statute or regulation, in each case under the TBCA or other applicable laws of the State of Tennessee shall be applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement. The Board of Directors of the Company has resolved to, and the Company after the execution of this Agreement will, take all action necessary to (x) render the Rights Agreement, dated as of February 29, 2000 (as amended as of August 30, 2006, by and between the Company and Registrar and Transfer Company (the "Company Rights Agreement")) inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (y) cause the Rights to expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1    Qualification; Organization.

        (a)   Each of Parent and Merger Sub is a limited partnership or corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of

Parent and Merger Sub has all requisite limited partnership or corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. The organizational or governing documents of the Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

        Section 4.2    Corporate Authority Relative to This Agreement; No Violation.

        (a)   Each of Parent and Merger Sub has all requisite limited partnership or corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Financing. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Financing, have been duly and validly authorized by the general partner of Parent and the Board of Directors of Merger Sub and no other partnership or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby (other than the filing of the Articles of Merger with the Secretary of State of the State of Tennessee). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and any implied covenant of good faith and fair dealing.

        (b)   Other than in connection with or in compliance with (i) the provisions of the TBCA, (ii) the Exchange Act, and (iii) the HSR Act (collectively, the "Parent Approvals"), no authorization, consent, approval or order of, or filing with, or notification to, any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals, orders, filings or notices that, if not obtained or made, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (c)   The execution, delivery and performance by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Financing, and compliance with the provisions hereof will not (i) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties, assets or rights of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) assuming that all Parent Approvals are obtained, conflict with or violate any applicable Laws, other than, (x) in the case of clauses (i) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect and (y) in the case of clause (i) or (iii), to the extent relating to the Company or its Subsidiaries or a change of control thereof.

        Section 4.3    Proxy Statement; Other Information.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub will take all commercially reasonable efforts to supply information necessary for the Proxy Statement as promptly as practicable.

        Section 4.4    Financing.    Section 4.4 of the Parent Disclosure Letter sets forth true, accurate and complete copies, as of the date hereof, of (i) the executed equity commitment letter to provide equity financing to Parent (the "Equity Commitment Letter") and (ii) executed debt commitment letters and related term sheets (the "Debt Commitment Letters" and together with the Equity Commitment Letter, the "Financing Commitments") pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent or the Surviving Corporation with funds (which may include up to $2,100,000,000 in bridge financing (the "Bridge Financing") to be utilized in the event the placement of high yield securities in a comparable amount (the "High Yield Financing") is not consummated) in the amounts described therein, the proceeds of which shall be used to consummate the Merger and the other transactions contemplated hereby (the "Debt Financing" and, together with the equity financing referred to in clause (i), the "Financing"). As of the date hereof, each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Merger Sub and, to the Knowledge of Parent, of the other parties thereto. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and, subject to the accuracy of the representations and warranties of the Company set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein or a default thereunder. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition contemplated to be satisfied by it contained in the Financing Commitments. The proceeds from the Financing when funded in accordance with the Financing Commitments are sufficient for the satisfaction of all of Parent's and Merger Sub's obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options, RSUs, Company Restricted Shares and Deferred Equity Units under Section 2.3 and to pay all related fees and expenses. As of the date hereof, Parent or Merger Sub has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Financing Commitments. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent. Notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.9. In such event, the term "Financing Commitment" as used herein shall be deemed to include the New Financing Commitments to the extent then in effect.

        Section 4.5    Ownership and Operations of Merger Sub.    As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

        Section 4.6    Finders or Brokers.    Neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who, if the Merger is not consummated, might be entitled to any fee or any commission from the Company.

        Section 4.7    Certain Arrangements.    There are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated thereby for purposes of the applicable provisions of the Tennessee Business Combination Act, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an "interested shareholder" thereunder or has taken any action that would cause any anti-takeover statute under the Tennessee Business Combination Act to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement.

        Section 4.8    Investigations; Litigation.    As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Parent Material Adverse Effect.

        Section 4.9    Guarantee.    Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guarantee, dated as of the date hereof, in favor of the Company, in the form set forth in Section 4.9 of the Parent Disclosure Letter. The Guarantee is in full force and effect.

        Section 4.10    Solvency.    As of the Effective Time, assuming (a) satisfaction of the conditions to Parent's obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or "Company Material Adverse Effect" qualification or exception) and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, immediately after giving effect to all of the transactions contemplated by this Agreement, including, without limitation, the Financing, any alternative financing and the payment of the aggregate Merger Consideration and the consideration in respect of the Company Stock Options, the RSUs, the Company Restricted Shares and the Deferred Equity Units under Section 2.3 and any other repayment or refinancing of debt that may be contemplated in the Financing Commitments, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.11, the term "Solvent" with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

        Section 4.11    No Other Information.    Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

        Section 4.12    Access to Information; Disclaimer.    Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company through Merrill Corporation for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE V

COVENANTS AND AGREEMENTS

        Section 5.1    Conduct of Business.

        (a)   From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld or delayed), (iii) as expressly contemplated or required by this Agreement or (iv) as disclosed in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practices, and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and business relationships, preserve its assets, rights and properties in good repair and condition and to retain the services of its key officers and key employees in each case, in all material respects.

        (b)   Without limiting the foregoing, the Company agrees with Parent that between the date hereof and the earlier of the Effective Time and the Termination Date, except as set forth in Section 5.1(b) of the Company Disclosure Letter or as otherwise expressly contemplated or expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (i)    adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or Rights or otherwise amend the terms of its capital stock or other equity interests or Rights;

          (ii)   make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or settlement of other awards or obligations outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof); provided that the Company may continue to pay its quarterly cash dividends in the ordinary course of its business consistent with past practices (but in no event in an amount in excess of $0.05 per quarter) with record dates consistent with the record dates for comparable quarterly periods of 2006, and provided further that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter; this Section 5.1(b)(ii) shall not apply dividends or distributions paid in cash by Subsidiaries to the Company or to other wholly-owned Subsidiaries in the ordinary course of business consistent with past practice;

          (iii)  grant any person any right to acquire any shares of its capital stock or other equity interests;

          (iv)  issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except pursuant to the exercise of stock options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments or as required under any Company Benefit Plan;

          (v)   purchase, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a Lien or otherwise dispose of, in whole or in part, any properties, rights or assets having a value in excess of $10,000,000 individually or $25,000,000 in the aggregate (other than (x) sales of inventory or (y) commodity, purchase, sale or hedging agreements which can be terminated on 90 days or less notice without penalty, in each case in the ordinary course of business consistent with past practice);

          (vi)  make any capital expenditures (or authorization or commitment with respect thereto) in a manner reasonably expected to cause expenditures (x) for the Company's fiscal year ended January 31, 2008 to exceed $200 million, taking into account reasonably anticipated expenditures for the balance of the year as well as expenditures already committed to or made or (y) for any month to exceed $35 million;

          (vii) except (i) as set forth in Section 5.1(b)(vii) of the Company Disclosure Letter, (ii) ordinary course loans pursuant to the Company 401(k) Savings & Retirement Plan and advances for business expenses pursuant to Company Benefit Plans, and (iii) for borrowings under the Company's existing credit and securitization facilities in the ordinary course of business and consistent with past practice, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness or debt securities of any other Person, or any "keep well" or other agreement to maintain any financial statement condition of another Person (such obligations collectively, "Indebtedness"), or amend, modify or refinance any existing Indebtedness, in each case in an amount in excess of $10,000,000 in any transaction or series of related transactions, or in excess of $25,000,000 in the aggregate;

          (viii)  make any investment in excess of $10,000,000 individually or $25,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

          (ix)  make any acquisition of another Person or business in excess of $10,000,000 individually or $25,000,000 in the aggregate, whether by merger, purchase of stock or securities, contributions to capital, loans to, property transfers, or entering into binding agreements with respect to any such investment or acquisition (including any conditional or installment sale Contract or other retention Contract relating to purchased property);

          (x)   except in the ordinary course of business consistent with past practice and on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, enter into, renew, extend, materially amend, fail to renew, cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b);

          (xi)  except as set forth in Section 5.1(b)(xi) of the Company Disclosure Letter, to the extent required by Law (including Section 409A of the Code) or by Contracts in existence as of the date hereof or by the Company Benefit Plans, (A) increase the compensation or benefits of any of its employees, independent contractors or directors, other than immaterial increases in base salary in the ordinary course of business consistent with past practice, (B) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan (other than any such adoption or amendment that does not materially increase the cost to the Company or any of its Subsidiaries of maintaining the applicable compensation or benefit plan) with or for the benefit of its employees, independent contractors or directors, or (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

          (xii) (A) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (x) not in excess of $5,000,000 individually or $10,000,000 in the aggregate or (y) with respect to settlements of any workers' compensation claims, consistent with the reserves reflected in the Company's balance sheet at November 3, 2006, in any case without the imposition of material equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries or (B) waive any claims or rights of substantial value;

          (xiii)  amend or waive any material provision of its Charter or its by-laws or other equivalent organizational documents or of the Company Rights Agreement or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

          (xiv) enter into any "non-compete" or similar agreement that would by its terms restrict the businesses of the Surviving Corporation or its Subsidiaries or Affiliates following the Effective Time;

          (xv) enter into any new line of business outside of its existing business;

          (xvi)  enter into any new lease or amend the terms of any existing lease of real property which would require payments over the remaining term of such lease in excess of $10 million (excluding any renewal terms);

          (xvii)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly owned Subsidiaries);

          (xviii)  implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

          (xix)  change any method of Tax accounting, enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling, in each case other than in the ordinary course of business consistent with past practice; or

          (xx) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

        (c)   From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, neither party shall take any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of such party from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

        Section 5.2    No Solicitation.

        (a)   Subject to Section 5.2(c), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries ("Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Proposal, (ii) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, or that is reasonably likely to lead to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or knowingly facilitate any effort or attempt to make or implement an Alternative Proposal, including exempting any Person (other than Parent and Merger Sub and their Affiliates) from the Company Rights Agreement, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (v) resolve to propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 5.2(c) or (d), or Section 7.1(c)(ii), shall not, in and of itself, be deemed to be a breach or violation of this Section 5.2(a).

        (b)   The Company shall, shall cause each of its Subsidiaries to, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal, in each case that exist as of the date hereof, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

        (c)   Notwithstanding anything to the contrary in Section 5.2(a) or (b), at any time prior to the Company Shareholder Approval, the Company may, in response to an unsolicited bona fide written Alternative Proposal received after the date hereof which did not result from or arise in connection with a breach of Section 5.2 and which the Board of Directors of the Company determines, in good faith, (x) after consultation with its outside counsel and financial advisors, constitutes or is reasonably expected to lead to a Superior Proposal and (y) after consultation with its outside counsel, failure to take such action would be inconsistent with its fiduciary duties under the TBCA, (i) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement, and (ii) participate in discussions or negotiations with such person and its

Representatives regarding such Alternative Proposal; provided, however, that the Company shall provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent prior to or concurrently with providing such information to such other Person.

        (d)   Except as set forth in Section 7.1(c)(ii) or this Section 5.2(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal or (iii) approve or recommend, or publicly propose to approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, but subject to Section 5.2(b), if, prior to receipt of the Company Shareholder Approval, the Board of Directors of the Company determines in good faith, after consultation with outside counsel and its financial advisor, that (A) (x) an unsolicited bona fide written Alternative Proposal received by the Company constitutes a Superior Proposal (after complying with, and giving effect to any proposed adjustments offered by Parent pursuant to, Section 7.1(c)(ii)) and (y) the failure to so withdraw or modify its Recommendation would be inconsistent with the Board of Directors of the Company's exercise of its fiduciary duties of the Company under the TBCA or (B) in the absence of an Alternative Proposal, the failure to take such action would be inconsistent with the Board of Directors of the Company's exercise of its fiduciary duties under the TBCA, the Board of Directors of the Company or any committee thereof may withdraw, or modify or qualify its Recommendation (a "Change of Recommendation").

        (e)   The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) any inquiries, proposals or offers regarding any Alternative Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related or lead to an Alternative Proposal, and (iii) any inquiry or request for discussion or negotiation regarding or that would reasonably be expected to result in an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry or offer or request and the material terms and conditions of any such Alternative Proposal or indication or inquiry or offer. The Company shall keep Parent reasonably informed on a reasonably current basis of the status (including any material changes to the terms thereof) of any such discussions or negotiations regarding any such Alternative Proposal or indication or inquiry or offer or any material developments relating thereto (the Company agreeing that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, release or modify any provision of any existing standstill or confidentiality or similar agreement to which it or one of its Affiliates or Representatives is a party and that the Company and its Subsidiaries shall enforce the provisions of any such agreement, except to the extent, after consultation with outside counsel, the Board of Directors of the Company determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

        (f)    Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company's shareholders if, in the good faith judgment of such Board of Directors, after consultation with its outside counsel, it is required to do so under applicable Law; provided, however, that in no event shall this Section 5.2(f) affect the obligations of the Company specified in Sections 5.2(d) or (e); and provided, further that, any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company expressly publicly reaffirms its Recommendation at least two Business Days prior to the Company Meeting.

        (g)   As used in this Agreement, "Alternative Proposal" shall mean any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries relating to, in a single transaction or series of related transactions, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole) or (ii) the acquisition (including by way of tender or self-tender or exchange offer) in any manner, directly or indirectly, of over 20% of (x) the Company Common Stock or (y) any class of equity securities or consolidated total assets (based on fair market value) of the Company and its Subsidiaries, in each case other than the Merger.

        (h)   As used in this Agreement, "Superior Proposal" shall mean any bona fide written Alternative Proposal (i) on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company's outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including any regulatory aspects), and this Agreement (including any changes to the terms of this Agreement proposed by Parent in good faith to the Company in response to such proposal or otherwise) and (ii) that the Board of Directors believes is reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Alternative Proposal shall be deemed to be references to "50%."

        Section 5.3    Filings; Other Actions.

        (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement (but in any event within 20 Business Days after the date hereof), and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the staff of the SEC. The Company shall as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on, (i) the draft of the Proxy Statement (including each amendment or supplement thereto) and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to filing of the Proxy Statement with or sending such to the SEC, and the Company will provide to Parent copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

        (b)   The Company shall (i) take all action necessary in accordance with the TBCA and the Company Charter and the by-laws of the Company (the "By-laws") to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Company Meeting"), and (ii) subject to the Board of Directors of the Company's withdrawal or modification of its Recommendation in accordance with Section 5.2(d), use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and include its Recommendation in the Proxy Statement. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, the Company, regardless of whether the Board of Directors has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, but in compliance with the TBCA, will submit this Agreement for adoption by the shareholders of the Company at the Company Meeting.

        Section 5.4    Employee Matters.

        (a)   For a period of two (2) years following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries ("Company Employees") annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and benefits, in each case, that are no less favorable than such annual base salary and base wages, cash incentive compensation opportunities (excluding equity-based compensation) and benefits provided to the Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (i) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the two-year period following the Effective Time with severance benefits at the levels and pursuant to the terms of the Company's severance plan as amended substantially in the form set forth on Section 5.4(a) of the Company Disclosure Letter and (ii) during such two-year period following the Effective Time, severance benefits offered to Company Employees thereunder shall be determined without taking into account any reduction after the Effective Time in base salary or base wages paid to Company Employees and taking into account the service crediting provisions set forth in Section 5.4(b) below.

        (b)   For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (including the Company Benefits Plans) (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any final average pay defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent legally permissible, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (c)   From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Benefit Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time.

        (d)   The provisions of this Section 5.4 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associate therewith shall be regarded for any purpose as a third party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company Benefit Plan for any purpose.

        Section 5.5    Reasonable Best Efforts.

        (a)   Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following, (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties and cooperating with the other party to obtain any consents or waivers reasonably requested by such other party in connection with the consummation of the Merger and the other transactions contemplated hereby, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract and neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration in connection with obtaining any consent without the prior written consent of Parent.

        (b)   Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all Notification and Report Forms required under the HSR Act with respect to the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as reasonably practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Entity, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger, the Financing and the other transactions contemplated hereby, including using best efforts to (A) take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Regulatory Law with respect to the Merger and the other transactions contemplated hereby, and (B) avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur no later than the End Date, including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries' (including the Surviving Corporation's) or Affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) or Affiliates' businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that, neither the Company nor any of its Subsidiaries shall, nor shall Parent or any of its Subsidiaries or Affiliates be obligated to, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, as the case may be, unless such requirement, condition, understanding, agreement or order is binding on the Company or Parent, its Subsidiaries or Affiliates, respectively, only in the event that the Closing occurs.

        (c)   Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such Merger or transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. To the extent practicable under the circumstances, each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

        (d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all reasonable respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transaction contemplated hereby.

        (e)   For purposes of this Agreement, "Regulatory Law" means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

        Section 5.6    Takeover Statute.    If any "fair price," "moratorium," "business combination," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement after the date of this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, and the other transactions contemplated hereby.

        Section 5.7    Public Announcements.    The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

        Section 5.8    Indemnification and Insurance.

        (a)   Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement as in effect on the date hereof and which has previously been made available to Parent shall survive the Merger and shall continue in full force and effect to the extent provided in the following sentence. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company's and any of its Subsidiaries' articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof and which has previously been provided to Parent, and shall not, for a period of six years from the date hereof, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries and all rights to indemnification thereunder in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

        (b)   From and after the Effective Time, the Surviving Corporation shall, Parent shall cause the Surviving Corporation to, and in the event the coverage under the directors' and officers' liability insurance policies referred to in Section 5.8(c) below has been fully paid by all applicable carriers or is otherwise no longer available, Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party") against any costs or expenses (including advancing reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon the receipt of any customary undertaking required by the Surviving Corporation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or at the Effective Time in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company.

        (c)   For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a "tail policy," in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 500% of the last annual premium paid by the Company prior to the date hereof (which annual amount the Company represents and warrants is set forth on Section 5.8(c) of the Company Disclosure Letter) in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that if the Surviving Corporation purchases a "tail policy" and the coverage thereunder costs more than 500% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 500% of such last annual premium. At the Company's option, the Company may purchase, prior to the Effective Time, a six-year prepaid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

        (d)   The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the By-laws or other similar organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the TBCA or otherwise. The provisions of this Section 5.8 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

        (e)   In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

        Section 5.9    Financing.

        (a)   Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments or terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby, including using its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments (or other terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby), (ii) to satisfy all conditions applicable to Parent in such definitive agreements and consummate the Financing at or prior to the Closing, (iii) to comply with its obligations under the Financing Commitments and (iv) to enforce its rights under the Financing Commitments. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all documents related to the Financing (other than any ancillary documents subject to confidentiality agreements). In connection with its obligations under this Section 5.9, Parent shall be permitted to amend, modify or replace the Debt Commitment Letters with new Debt Commitment Letters (the "New Financing Commitments"), provided that Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter if such replacement, amendment, modification, waiver or remedy (1) reduces the aggregate amount of the Debt Financing below that amount required to consummate the Merger and the other transactions contemplated hereby, (2) adversely amends or expands the conditions to the drawdown of the Debt Financing in any respect that would make such conditions less likely to be satisfied by the End Date or that would expand the possible circumstances under which such conditions would not be satisfied by such date, (3) can reasonably be expected to delay the Closing, or (4) is otherwise adverse to the interests of the Company in any other material respect; and provided, further, that nothing in this Section 5.9 shall be deemed to excuse, waive compliance with or modify any of the obligations set forth in the Confidentiality Agreement. In the event that all conditions to the Financing Commitments (other than, in connection with the Debt Financing, the availability or funding of any of the Equity Financing) have been satisfied, Parent shall, from and after the final day of the Marketing Period and subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.3 hereof, use its reasonable best efforts to cause the lenders and other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments or generally less likely as on the date of this Agreement, Parent shall notify the Company and shall use its reasonable best efforts to arrange as promptly as practicable, but in no event later than one day prior to the Closing Date, any such portion from alternative debt financing sources on terms and conditions no less favorable to Parent or Merger Sub and no more adverse to the ability of Parent to consummate the transactions contemplated by this Agreement (in each case, as determined in the reasonable judgment of Parent). In the event that on the final day of the Marketing Period (1) all or any portion of the Debt Financing structured as High Yield Financing has not been consummated, (2) all closing conditions contained in Article VI shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing) and (3) the Bridge Financing (or alternative bridge financing obtained in accordance with the preceding sentence) is available substantially on the terms and conditions described in the Debt Commitment Letters (or replacements thereof as contemplated by the preceding sentence), then Merger Sub shall borrow under and use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such affected portion of the High Yield Financing no later than the last day of the Marketing Period. For purposes of this Agreement, ''Marketing Period" shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (x) Parent shall have all of the Required Information (as defined below) and during which period such information shall remain compliant at all times with applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (y) the conditions set forth in Sections 6.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 6.3(a) or (b) to fail to be satisfied assuming the Closing were to be scheduled for any day during such 20 Business Day period; provided that, if the Marketing Period has not ended on or prior to August 16, 2007, the Marketing Period shall commence no earlier than September 4, 2007.

        (b)   The Company shall provide, shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing such financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including all Company information, financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company's auditors thereon and related management discussion and analysis of financial condition and results of operations) (collectively, the "Required Information"), (ii) participating in meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) one or more offering documents or confidential information memoranda for any of the Debt Financing (including the execution and delivery of one or more customary representation letters in connection therewith), provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries, and provided, further, that any private placement memoranda or prospectuses shall contain disclosure and financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts for any of the Debt Financing, including providing assistance in the preparation for, and participating in, meetings, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (v) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements, (vi) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrences by the Company or its Subsidiaries are contemplated by the Debt Commitment Letters, (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit consummation of the Debt Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing, including any high yield financing, by the Surviving Corporation immediately following the Effective Time, (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field examination and appraisals contemplated by the Debt Commitment Letters within the time frame described therein) and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, and (ix) executing and delivering (or using reasonable best efforts to obtain from advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from advisors), customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), accounting comfort letters, legal opinions (which may be reasoned if circumstances require), hedging agreements, surveys, title insurance policies (to the extent in possession of, or otherwise reasonably obtainable by, the Company or its Subsidiaries) or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt Commitment Letter; provided, however, that, except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the representation letter referred to above) shall be effective until the Effective Time and, except for fees and liabilities subject to reimbursement or indemnification pursuant to the next sentence, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

        Section 5.10    Access; Confidentiality.    The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, consultants, financial advisors and other Representatives and financing sources, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries' properties, Contracts, books and records and to those officers, employees and agents of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish, as promptly as practicable, to Parent all information concerning its and its Subsidiaries' business, properties, personnel and financial information as Parent may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

        Section 5.11    Treatment of Notes.

        (a)   If requested by Merger Sub, the Company shall use its commercially reasonable efforts to assist Merger Sub or an affiliate of Merger Sub in commencing, an offer to purchase, and related consent solicitation with respect to, all of the outstanding aggregate principal amount of the 8 5/8% Notes due June 15, 2010 (collectively, the "Notes") on the terms and conditions specified by Parent (the "Debt Offer"). Notwithstanding the foregoing, the closing of the Debt Offer shall be conditioned on the completion of the Merger, shall provide that the Notes shall be accepted for payment by the

Surviving Corporation immediately upon the completion of the Merger, and otherwise shall be in compliance with applicable Laws and SEC rules and regulations. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide cooperation reasonably requested by Merger Sub in connection with the Debt Offer. If requested by Merger Sub in writing, in lieu of Merger Sub or an affiliate of Merger Sub commencing the Debt Offer for such Notes (or in addition thereto), the Company shall, to the extent permitted by the indenture and supplemental indentures governing the Notes (collectively, the "Indenture") take actions reasonably requested by Merger Sub that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of the Notes pursuant to the applicable provisions of the Indenture, and shall satisfy and/or discharge and/or defease, as applicable, the Notes in accordance with the terms of the Indenture at the Effective Time, provided that to the extent that any action described above can be conditioned on the occurrence of the Effective Time, it will be so conditioned, and provided, further, that prior to the Company being required to take any of the actions described above that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing, Merger Sub shall irrevocably deposit, or shall cause to be irrevocably deposited with the trustee under the Indenture sufficient funds to effect such satisfaction or discharge or defeasance.

        (b)   The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the trustee to) execute a supplemental indenture to the Indenture, which supplemental indenture shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the "Offer Documents") and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offer and in accordance with the Debt Offer.

        (c)   Merger Sub shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the Offer Documents, and provide the Company with a reasonable opportunity to comment and make reasonable changes to such documents. Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents (provided that the Company's and its Subsidiaries' cooperation shall be limited to matters that Merger Sub cannot accomplish without additional cost or delay without the assistance of the Company or its Subsidiaries). The Offer Documents (including all amendments or supplements) and all mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review of, and comment by, the Company and Merger Sub and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Debt Offer any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Merger Sub, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Merger Sub describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Notes (which supplement or amendment and dissemination may, at the reasonable direction of Merger Sub, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 5.11(c), the Company shall and shall cause its Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offer and such compliance will not be deemed a breach hereof.

        Section 5.12    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of the Conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; and, provided, further, that the failure to give prompt notice hereunder pursuant to clause (iii) shall not constitute a failure of a Condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any regulatory investigation or action involving the Company or any of its Affiliates, and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

        Section 5.13    Rule 16b-3.    Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        Section 5.14    Control of Operations.    Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 5.15    Certain Transfer Taxes.    Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of shareholders of the Company.

        Section 5.16    Obligations of Merger Sub.    Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any New Financing Commitments.

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

          (a)   The Company Shareholder Approval shall have been obtained.

          (b)   No Governmental Entity of competent jurisdiction shall have enacted, issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Merger.

          (c)   Any applicable waiting period under the HSR Act (and any extension thereof) shall have expired or been terminated.

        Section 6.2    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver by the Company of the following conditions:

          (a)   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date);

          (b)   Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

          (c)   Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.2(a) and 6.2(b) have been satisfied.

        Section 6.3    Conditions to Obligation of Parent and Merger Sub to Effect the Merger.    The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver by Parent and Merger Sub of the following conditions:

          (a)   The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.2 and Section 3.11(b)) shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect. The representations and warranties of the Company set forth in (i) Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) Section 3.11(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date.

          (b)   The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

          (c)   The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

        Section 6.4    Frustration of Closing Conditions.    Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.5.

ARTICLE VII

TERMINATION

        Section 7.1    Termination or Abandonment.    Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

          (a)   by the mutual written consent of the Company and Parent;

          (b)   by either the Company or Parent, if:

              (i)  the Effective Time shall not have occurred on or before October 31, 2007 (the "End Date"), and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

             (ii)  if any court of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such reasonable best efforts as may be required by Section 5.5 to prevent, oppose and remove such injunction;

            (iii)  the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained;

          (c)   by the Company:

              (i)  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination, provided, further that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder;

            (ii)   in order to enter into a transaction that is a Superior Proposal, if, prior to the receipt of the Company Shareholder Approval and at such time the Company is not then in material breach of any of its obligations under Section 5.2, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Company has notified Parent in writing of its intention to terminate this Agreement pursuant to this Section 7.1(c)(ii), and included with such notice the identity of the person making such proposal, the most current written agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements, (C) at least three Business Days following receipt by Parent of the notice referred to in clause (B) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (B) above, the Board of Directors shall have determined in good faith and after consultation with its outside counsel and financial advisors that such Superior Proposal continues to be more favorable to the shareholders of the Company from a financial point of view than the revised proposal made by Parent, if any (it being understood and agreed that during such period referred to in clause (B) above, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent and its representatives, to the extent Parent wishes to negotiate), and (D) prior to or concurrently with such termination, the Company pays the fee due under Section 7.2; provided that, any amendment to the terms of such Superior Proposal shall require a new notice and a new three Business Day period;

            (iii)  if the Merger shall not have been consummated on the second Business Day after the final day of the Marketing Period and all of the conditions set forth in Section 6.1, Section 6.3(a) and Section 6.3(b) have been satisfied and at the time of such termination such conditions continue to be satisfied; or

          (d)   by Parent, if:

            (i)    the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 to be satisfied and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination, provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder;

            (ii)   the Board of Directors of the Company (A) effects a Change of Recommendation, publicly proposes to effect a Change of Recommendation, or is deemed to have effected a Change of Recommendation, (B) fails to include in the Proxy Statement its recommendation to the Company's shareholders that they give the Company Shareholder Approval, (C) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Alternative Proposal, or (D) fails to recommend against acceptance of a tender or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Alternative Proposal (other than by Parent or any of its Affiliates), including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within 10 Business Days after commencement; or

            (iii)  the Company gives Parent the notification contemplated by Section 7.1(c)(ii)(C).

        In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the Confidentiality Agreement, the Guarantee (only to the extent reflected therein) and the provisions of Section 7.2 and Article VIII will survive the termination hereof; provided, however, that, without limiting the right to receive any payment pursuant to Section 7.2, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the amount of the Guarantee (to the extent any amount is payable thereunder), and in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub or the Guarantor (only to the extent reflected in the Guarantee) or any of their respective Representatives or Affiliates; and provided, further, that nothing herein shall relieve the Company from liability for willful and material breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case Parent and/or Merger Sub shall be entitled to all rights and remedies available at Law or in equity.

        Section 7.2    Termination Fees.

        (a)   In the event that:

          (i)    (A) a bona fide Alternative Proposal shall have been made known to the Company or shall have been made directly to its shareholders or any person shall have publicly announced an intention to make an Alternative Proposal, or an Alternative Proposal shall have otherwise become publicly known, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i), and (C) the Company enters into, or submits to the shareholders of the Company for adoption, a definitive agreement with respect to any Alternative Proposal, or consummates any Alternative Proposal within twelve (12) months of the date this Agreement is terminated, which in each case, need not be the same Alternative Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement (provided that for purposes of this Section 7.2(a)(i), the references to "20%" in the definition of Alternative Proposal shall be deemed to be references to "50%"); or

          (ii)   this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

          (iii)  this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) or 7.1(d)(iii);

then in any such event under clause (i), (ii) or (iii) of this Section 7.2(a), the Company shall pay at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, a termination fee of $225 million in cash (the "Termination Fee"), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

        (b)   In the event that

          (i)    the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) and (y) at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 6.1, Section 6.3(a) or Section 6.3(b) not to be satisfied on the End Date, or

          (ii)   the Company shall terminate this Agreement pursuant to Section 7.1(c)(iii),

then in any such event under clause (i) or (ii) of this Section 7.2(b), Parent shall pay to the Company a termination fee of $225 million in cash (the "Parent Termination Fee"), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

          (c)   Any payment required to be made pursuant to clause (i) of Section 7.2(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, promptly following the earliest of the execution of a definitive agreement with respect to, submission to the shareholders of, or the consummation of, any transaction contemplated by an Alternative Proposal (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 7.2(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(c)(ii); any payment required to be made pursuant to clause (iii) of Section 7.2(a) shall be made at the direction of Parent to any Person that is a U.S. person for U.S. federal income tax purposes, promptly following termination of this Agreement by Parent pursuant to Section 7.1(d)(ii) or (iii), as applicable (and in any event not later than two Business Days after delivery to the Company of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.2(b) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

          (d)   In the event that the Company shall fail to pay the Termination Fee or Parent Expenses, or Parent shall fail to pay the Parent Termination Fee, required pursuant to this Section 7.2 when due, such fee and/or expenses shall accrue interest for the period commencing on the date such fee or expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank from time to time during such period, as such bank's prime lending rate. In addition, if either party shall fail to pay such fee or expenses when due, such owing party shall also pay to the owed party all of the owed party's costs and expenses (including reasonable attorneys' fees) in connection with efforts to collect such fee or expenses. Each of Parent and the Company acknowledges that the fees and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, Parent and the Company would not enter into this Agreement.

          (e)   Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Parent Termination Fee from Parent pursuant to this Section 7.2 or the guarantee thereof pursuant to the Guarantee shall be the sole and exclusive remedy of the Company and its Subsidiaries against Parent, Merger Sub, the Guarantor and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Parent, Merger Sub, the Guarantor or any of their former, current or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    No Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the occurrence of the Merger.

        Section 8.2    Expenses.    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except (x) expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne one-half by the Company and one-half by Parent and (y) as otherwise set forth in Section 5.9 or Section 7.2(d).

        Section 8.3    Counterparts; Effectiveness.    This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

        Section 8.4    Governing Law.    This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matters relating to the Merger, the fiduciary duties of the Board of Directors of the Company and internal corporate affairs and the Company shall be governed by the laws of the State of Tennessee.

        Section 8.5    Jurisdiction; Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its Subsidiaries were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VII Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties acknowledge and agree that neither the Company nor any of its Subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 7.2(b). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

        Section 8.6    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 8.7    Notices.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    To Parent or Merger Sub:

      KKR 2006 Fund, L.P.
      2800 Sand Hill Road
      Menlo Park, California 94025
      Telecopy: (650) 233-6553
      Attention: Michael Calbert

    with copies to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, New York 10017
      Telecopy: (212) 455-2502
      Attention:  David J. Sorkin, Esq.
      Marni J. Lerner, Esq.

    To the Company:

      Dollar General Corporation
      100 Mission Ridge
      Goodlettsville, Tennessee 37072
      Telecopy: (615) 855-5180
      Attention: Susan S. Lanigan Esq.

    with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Telecopy: (212) 403-2000
      Attention: Lawrence S. Makow

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated and confirmed, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.8    Assignment; Binding Effect.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or any of its Affiliates, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.

        Section 8.9    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

        Section 8.10    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the exhibits and letters hereto), the Confidentiality Agreement and the Guarantee constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.8, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; provided, however, the parties agree that no provision of the Confidentiality Agreement shall limit in any respect the rights of Parent, the Guarantor or any of their Affiliates to assign or syndicate any portion of their equity commitment, subject to the terms of the Equity Commitment Letter.

        Section 8.11    Amendments; Waivers.    At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

        Section 8.12    Headings.    Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.13    Interpretation.    When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "or" shall be deemed to mean "and/or." All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

        Section 8.14    No Recourse.    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantor (to the extent set forth therein) and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantor (to the extent set forth therein)) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

        Section 8.15    Certain Definitions.    For purposes of this Agreement, the following terms will have the following meanings when used herein:

          (a)   "Affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Without limiting the foregoing, the "Affiliates" of Parent shall include the Guarantor and its portfolio companies.

          (b)   "Business Day" shall mean any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Nashville, Tennessee are authorized by Law or executive order to be closed.

          (c)   "Company Stock Plans" means the 1993 Employee Stock Incentive Plan (as amended November 28, 2006), the 1995 Employee Stock Incentive Plan, the 1995 Stock Option Plan for Outside Directors, the 1998 Stock Incentive Plan (as amended and restated ay 31, 2006 and as further amended on November 28, 2006), and the options to purchase shares of Common Stock granted pursuant to an Employment Agreement by and between the Company and David A. Perdue, effective as of April 2, 2003 and as set forth in the Form S-8 filed by the Company with the SEC on March 16, 2004.

          (d)   "Confidentiality Agreement" means the confidentiality agreement, dated as of December 8, 2006, by and between Kohlberg Kravis Roberts & Co. L.P. and the Company.

          (e)   "Contracts" means any contracts, agreements, licenses (or sublicenses), notes, bonds, mortgages, indentures, commitments, leases (or subleases) or other instruments or obligations, whether written or oral.

          (f)    "Knowledge" means (i) with respect to Parent, the actual knowledge after due inquiry of the individuals listed on Section 8.15(f)(i) of the Parent Disclosure Letter and (ii) with respect to the Company, the actual knowledge after due inquiry of the individuals listed on Section 8.15(f)(ii) of the Company Disclosure Letter.

          (g)   "orders" means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

          (h)   "Parent Material Adverse Effect" means any fact, circumstance, event, change effect or occurrence that, individually or in the aggregate, prevents or materially delays or materially impairs the ability of Parent and Merger Sub to consummate the Merger on a timely basis, or would reasonably be expected to do so.

          (i)    "person" or "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

          (j)    "Subsidiaries" of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities (or other voting interests or, if there are no voting interests, equity interests) are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

          (k)   Each of the following terms is defined on the page set forth opposite such term:

Action	Section 5.8(b)
Affiliate Transaction	Section 3.10
Affiliates	Section 8.15(a)
Agreement	Preamble
Alternative Proposal	Section 5.2(g)
Articles of Merger	Section 1.3
Authorized Preferred Stock	Section 3.2(a)
Book-Entry Shares	Section 2.2(b)(i)
Bridge Financing	Section 4.4
Business Day	Section 8.15(b)
By-laws	Section 5.3(b)
Cancelled Shares	Section 2.1(b)
Certificates	Section 2.2(b)(i)
Change of Recommendation	Section 5.2(d)
Closing Date	Section 1.2
Closing	Section 1.2
Code	Section 2.2(b)(iii)
Company Approvals	Section 3.4(b)
Company Benefit Plans	Section 3.9(a)
Company Charter	Section 1.5(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Letter	Article III

Company Employees	Section 5.4(a)
Company Material Adverse Effect	Section 3.1(c)
Company Meeting	Section 5.3(b)
Company Permits	Section 3.7(b)
Company Restricted Shares	Section 2.3(b)
Company Rights Agreement	Section 3.22
Company SEC Documents	Section 3.5(a)
Company Shareholder Approval	Section 3.18
Company Stock Option	Section 2.3(a)
Company Stock Plans	Section 8.15(c)
Company	Preamble
Confidentiality Agreement	8.15(d)
Contracts	Section 8.15(e)
control	Section 8.15(a)
Debt Commitment Letters	Section 4.4
Debt Financing	Section 4.4
Debt Offer	Section 5.11(a)
Deferred Equity Units	Section 2.3(d)
Effective Time	Section 1.3
End Date	Section 7.1(b)(i)
Environmental Law	Section 3.8(b)
Equity Commitment Letter	Section 4.4
ERISA Affiliate	Section 3.9(c)
ERISA	Section 3.9(a)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(a)
Filed SEC Documents	Article III
Financing Commitments	Section 4.4
Financing	Section 4.4
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	Section 3.8(c)
High Yield Financing	Section 4.4
HSR Act	Section 3.4(b)
IRS	Section 3.9(c)
Indebtedness	Section 5.1(b)(viii)
Indemnified Party	Section 5.8(b)
Indenture	Section 5.11(a)
Intellectual Property	Section 3.16
Knowledge	Section 8.15(f)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.4(c)
Marketing Period	Section 5.9(a)
Material Contract	Section 3.19
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger	Recitals
New Financing Commitments	Section 5.9(a)

New Plans	Section 5.4(b)
Notes	Section 5.11(a)
Offer Documents	Section 5.11(b)
Old Plans	Section 5.4(b)
orders	Section 8.15(g)
Parent Approvals	Section 4.2(b)
Parent Disclosure Letter	Article IV
Parent Termination Fee	Section 7.2(b)
Parent	Preamble
Parent Material Adverse Effect	Section 8.15(h)
Paying Agent	Section 2.2(a)
person	Section 8.15(i)
Person	Section 8.15(i)
Preferred Stock	Section 3.2(a)
Proxy Statement	Section 3.13
RSUs	Section 2.3(b)
Recommendation	Section 3.4(a)
Regulatory Law	Section 5.5(e)
Remaining Shares	Section 2.1(a)
Representatives	Section 5.2(a)
Required Information	Section 5.9(b)
Rights	Section 3.2(a)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 3.5(a)
Securities Act	Section 3.5(a)
Series A Preferred Stock	Section 3.2(a)
Series B Preferred Stock	Section 3.2(a)
Share	Section 2.1(a)
Significant Subsidiary	Section 3.3
Subsidiaries	Section 8.15(j)
Superior Proposal	Section 5.2(h)
Surviving Corporation	Section 1.1
Tax Return	Section 3.14(b)(ii
Tax	Section 3.14(b)(i)
Taxes	Section 3.14(b)(i)
TBCA	Section 1.1
Termination Date	Section 5.1(a)
Termination Fee	Section 7.2(a)(iii)

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BUCK HOLDINGS, L.P.
By: BUCK HOLDINGS, LLC, its general partner
By:	/s/ MICHAEL M. CALBERT Name: Michael M. Calbert Title: President
BUCK ACQUISITION CORP.
By:	/s/ MICHAEL M. CALBERT Name: Michael M. Calbert Title: President
DOLLAR GENERAL CORPORATION
By:	/s/ DAVID A. PERDUE Name: David A. Perdue Title: Chief Executive Officer

[Merger Agreement Signature Page]

Annex B

LAZARD	LAZARD FRERES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 WWW.LAZARD.COM

March 11, 2007

The Board of Directors
Dollar General Corporation
100 Mission Ridge
Goodlettsville, TN 37072

Dear Members of the Board:

        We understand that Buck Holdings, L.P. ("Parent"), Buck Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), and Dollar General Corporation (the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent (the "Merger"). Pursuant to the Merger, each share of common stock, par value $0.50 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger (other than (i) any shares of Company Common Stock held by any direct or indirect wholly owned subsidiary of the Company and (ii) any Cancelled Shares), together with the associated Rights, shall be automatically converted into the right to receive $22.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are set out more fully in the Agreement. Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Agreement.

        You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates, of the Merger Consideration to be paid to such holders in the Merger. In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Analyzed certain publicly available historical business and financial information relating to the Company;

  (iii)
  Reviewed various financial forecasts and other data provided to us by the management of the Company relating to its business;

  (iv)
  Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

  (v)
  Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of the Company;

  (vi)
  Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company and in other industries generally;

  (vii)
  Reviewed the historical stock prices and trading volumes of the Company Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company, and have not been furnished with any such valuation or appraisal. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In rendering our opinion, we were only authorized to solicit a limited number of parties regarding a potential transaction with respect to the Company.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions of the Agreement by the Company. We have further assumed that obtaining the necessary regulatory approvals and contractual consents for the Merger will not have an adverse effect on the Company or the Merger. In addition, we have assumed that the representations and warranties contained in the Agreement and all agreements related thereto are true and complete. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger.

        Lazard Freres & Co. LLC ("Lazard") is acting as investment banker to the Company in connection with the Merger and will receive a fee for its services, a portion of which we will receive upon rendering this opinion, and another portion of which is payable upon consummation of the Merger. Also, we may have from time to time in the past provided, and may currently or in the future provide, investment banking services to Kohlberg, Kravis Roberts & Co. or its affiliates or to one or more of their respective portfolio companies, for which we have received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of the Company for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

        Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors in connection with its consideration of the Merger. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision by the Company to engage in the Merger, and is not intended to and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger or any matter relating thereto.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Company Common Stock, other than Parent and its affiliates, in the Merger is fair to such holders from a financial point of view.

Very truly yours,
LAZARD FRERES & CO. LLC
By:	/s/ ALBERT GARNER Albert Garner Managing Director

VOTE BY INTERNET - www.[ ]

100 MISSION RIDGE
GOODLETTSVILLE, TN 37072-2170

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on [    ], 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE -1-800-[ ]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on [ ], 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dollar General Corporation, c/o [ ]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	DOLLA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOLLAR GENERAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

				For	Against	Abstain

Proposal 1 — Approval of the Agreement and Plan of Merger				☐	☐	☐

Proposal 2 — Adjournment and Postponement of the Special Meeting				☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)				Date

Whether or not you expect to be physically present at the annual meeting, please vote your proxy as soon as possible. You may vote your proxy electronically, by phone or via Internet according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.

DOLLAR GENERAL CORPORATION

Proxy Solicited by and on behalf of the Board of Directors for the

 Special Meeting of Shareholders to be held on [__], 2007

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the “Company”), hereby acknowledges receipt of the notice of special meeting of shareholders and proxy statement dated [__], 2007, and hereby appoints Susan S. Lanigan and Emma Jo Kauffman, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders of the Company to be held on [      ], 2007, at [      ] A.M., local time, [      ], and at any adjournment(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side of this proxy card. The shares will be voted in accordance with your instructions.  If no choice is specified, shares will be voted “FOR” approval of the Merger Agreement and “FOR” approval to adjourn or postpone the Special Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side.

QuickLinks

100 Mission Ridge Goodlettsville, Tennessee 37072
Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held On [ ], 2007

SUMMARY TERM SHEET
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
MARKET PRICE OF COMMON STOCK
SUBMISSION OF SHAREHOLDER PROPOSALS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
WHERE YOU CAN FIND MORE INFORMATION

ARTICLE I THE MERGER
ARTICLE II CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE V COVENANTS AND AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS